Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

RULES-BASED MEDICINE, INC.,

MYRIAD GENETICS, INC.,

MYRIAD RBM, INC.

and

MARK CHANDLER, Ph.D.,

AS REPRESENTATIVE

APRIL 27, 2011

TABLE OF CONTENTS

ARTICLE I

DEFINED TERMS

1.1	Definitions	1

	ARTICLE II
	THE MERGER

2.1	Merger	18
2.2	Effective Time	18
2.3	Effect of the Merger	18
2.4	Certificate of Incorporation and Bylaws	19
2.5	Directors and Officers	19
2.6	Conversion of Outstanding Shares	19
2.7	Treatment of Options and Restricted Stock Units	20
2.8	Treatment of Warrants	20
2.9	Dissenters’ Rights	21
2.10	Closing of Transfer Books	21
2.11	Payments and Deliveries	21
2.12	Closing Adjustment Amount	25
2.13	Final Adjustment Amount	25

	ARTICLE III
	REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Company	27
3.2	Representations and Warranties of Parent and Merger Subsidiary	47

	ARTICLE IV
	COVENANTS OF THE COMPANY

4.1	Conduct of Business	49
4.2	Access and Information	51
4.3	Third-Party Consents	52
4.4	Insurance	52
4.5	Notification of Certain Matters	52
4.6	Company Transaction Costs	52
4.7	Pay-Off Letters	53
4.8	Psynova Share Purchase	53
4.8	Company Stockholder Consent	53
4.10	Stockholder Mailings	53
4.11	Tax Matters	54
4.12	Exclusivity	56
4.13	Section 280G Stockholder Approval	57
4.14	Company Section 401(k) Plans	57

i

	ARTICLE V
	COVENANTS OF PARENT AND MERGER SUBSIDIARY

5.1	Notification of Certain Matters	57
5.2	Access to Information	58
5.3	Indemnification of Officers, Directors, Employees and Agents	58
5.4	WARN Act	59
5.5	Employee Matters	59

	ARTICLE VI
	MUTUAL COVENANTS

6.1	Governmental Consents	60
6.2	Waiver	61
6.3	Confidentiality	61
6.4	Additional Efforts and Consents	63

	ARTICLE VII
	CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation	63
7.2	Conditions to Obligation of Parent and Merger Subsidiary	64
7.3	Conditions to Obligation of the Company	65

	ARTICLE VIII
	CLOSING

8.1	Closing	66

	ARTICLE IX
	TERMINATION, AMENDMENT AND WAIVER

9.1	Termination	66
9.2	Effect of Termination	67
9.3	Return of Information	67

	ARTICLE X
	INDEMNIFICATION

10.1	Survival of Representations, Warranties and Agreements	68
10.2	Indemnification of the Parent Indemnified Persons	68
10.3	Indemnification of the Stockholder Indemnified Persons	70
10.4	Limitations	70
10.5	Third-Party Claims	73
10.6	Direct Claims	74
10.7	Other Claims; Mitigation	74

	ARTICLE XI
	GENERAL PROVISIONS

11.1	Reasonable Efforts; Further Assurances	75
11.2	Fraud	75
11.3	Amendment and Modification	75
11.4	Waiver of Compliance	75

11.5	Severability	75
11.6	Expenses and Obligations	76
11.7	Parties in Interest	76
11.8	Notices	76
11.9	Counterparts	78
11.10	Time	78
11.11	Entire Agreement	78
11.12	Public Announcements	78
11.13	Attorneys’ Fees	78
11.14	Assignment	78
11.15	Rules of Construction	79
11.16	Affiliate Liability	80
11.17	Governing Law	80
11.18	Waiver of Jury Trial	80
11.19	Consent to Jurisdiction; Venue	81
11.20	Specific Performance	81

	ARTICLE XII
	THE REPRESENTATIVE

12.1	Authorization of Representative	81
12.2	Limitation on Liability; Indemnification	82
12.3	Representative Holdback	82
12.4	Information Rights	83

EXHIBITS AND SCHEDULES

Exhibit A	Example Working Capital Schedule
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Letter of Transmittal
Exhibit D	Form of Option Surrender Agreement
Exhibit E	Form of Certificate of Merger
Exhibit F	Form of Certificate of Incorporation
Exhibit G	Form of Indemnification Agreement

Schedule A	Securityholders; Merger Consideration; Wire Transfer Instructions
Schedule B	Psynova Sellers
Schedule C	Parties to Indemnification Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 27, 2011 and is made by and between Rules-Based Medicine, Inc., a Delaware corporation (the “Company”), Myriad Genetics, Inc., a Delaware corporation (“Parent”), Myriad RBM, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), and Mark Chandler, Ph.D., in his capacity as the representative of the Stockholders (in such capacity, the “Representative”).

RECITALS

WHEREAS, the parties intend that Merger Subsidiary merge with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving corporation and a wholly owned subsidiary of Parent, pursuant to and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the boards of directors of Parent, Merger Subsidiary and the Company have adopted resolutions approving this Agreement and declaring its advisability in accordance with the DGCL;

WHEREAS, immediately after the execution and delivery of this Agreement, the boards of directors of Merger Subsidiary and the Company will submit this Agreement to their stockholders for adoption in accordance with the DGCL and promptly following such submission to their respective stockholders, the Company will deliver to Parent the Company Stockholder Consent; and

WHEREAS, in connection with the Merger, the Company, Parent and Merger Subsidiary desire to make the representations, warranties, covenants and agreements set forth herein and also to prescribe the conditions to the Merger set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties, intending to be legally bound hereby, agree as follows:

AGREEMENT

ARTICLE I

DEFINED TERMS

1.1 Definitions. The following terms have the following meanings in this Agreement:

“2010 Financial Statements” has the meaning set forth in Section 3.1(f)(i).

“Accounts Receivable” means the rights of the Company Entities to cash payment for the sale of their respective goods and services and all other amounts that would be classified as an account receivable in accordance with GAAP.

“Action” means any claim, action, suit, litigation, arbitration, inquiry, proceeding or investigation, whether civil, criminal or administrative, at law or in equity, by or before any Governmental Authority.

“Additional Payment” has the meaning set forth in Section 2.11(c).

“Adjusted Current Assets” means current assets of the Company Entities (including miscellaneous current assets) as set forth on a balance sheet for the Company Entities as determined in accordance with GAAP, determined on a consolidated basis in accordance with the accounting policies, practices and principles set forth on or used in the preparation of the Example Working Capital Schedule consistently applied in accordance with the Company’s past practices; provided, that (a) no reserves reflected on the Example Working Capital Schedule shall be increased, but may be reduced or eliminated by reason of a payment or credit occurring in the ordinary course of business and consistent with past practices, and (b) Adjusted Current Assets shall not include, in whole or in part, Cash, any capitalized deferred equity costs or any Tax related receivables.

“Adjusted Current Liabilities” means current liabilities of the Company Entities as set forth on a balance sheet for the Company Entities as determined in accordance with GAAP, determined on a consolidated basis in accordance with the accounting policies, practices and principles set forth on or used in the preparation of the Example Working Capital Schedule consistently applied in accordance with the Company’s past practices; provided, that Adjusted Current Liabilities shall not include, in whole or in part (i) warrant related liabilities, (ii) Debt and all premiums, penalties, fees, interest and other amounts included in the Debt Pay-Off Amount, (iii) Debt issuance costs, (iv) any Tax liabilities, (v) Company Transaction Costs, (vi) accrued and unpaid dividends on any outstanding shares of Series A-1 Preferred Stock, (vii) any accrued costs related to the Company’s acquisition of the minority interest in Psynova Neurotech Limited (including any stamp, transfer or other Taxes or duties owed by the Company or the Surviving Corporation), (viii) any accrued liability related to the purchase of the insurance policy contemplated by Section 5.3(c) and (ix) any liability the payment of which is taken into consideration in calculating the Closing Cash.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means, collectively, (a) the HSR Act; (b) the Sherman Antitrust Act of 1890, as amended; (c) the Clayton Act of 1914, as amended; (d) the Federal Trade Commission Act of 1914, as amended; and (e) any other Applicable Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Applicable Laws” means all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions and writs of any Governmental Authority applicable to the business or operations of the Company Entities, as may be in effect on the date of this Agreement.

“Asserted Liability” has the meaning set forth in Section 10.5(a).

“Balance Sheet” means the audited consolidated balance sheet of the Company Entities as of December 31, 2010.

“Balance Sheet Date” means December 31, 2010.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in Austin, Texas are authorized or required to be closed.

“Bylaws” means the bylaws of the Company dated September 5, 2002, in effect on the date of this Agreement.

“Cash” means all cash, including restricted cash that will no longer be restricted following the Closing, and cash equivalents of the Company Entities, determined on a consolidated basis in accordance with GAAP, and shall be based on actual bank statements and other reconciliation adjustments as required under GAAP as of 11:59 p.m. (Central time) on the date immediately prior to the Closing Date, plus to the extent the Company has purchased the insurance policy contemplated by Section 5.3(c) prior to 11:59 p.m. (Central time) on the date immediately prior to the Closing Date, the amount paid by the Company with respect to such insurance policy.

“CERCLA” has the meaning set forth in the definition of Environmental Laws.

“CERCLIS” has the meaning set forth in Section 3.1(o)(iv).

“Certificate” means a certificate representing any Outstanding Common Shares or Outstanding Series A-1 Shares.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company dated October 12, 2007, as amended by that certain First Amendment to Amended and Restated Certificate of Incorporation dated November 20, 2008 and as currently in effect.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Claims Notice” has the meaning set forth in Section 10.5(a).

“Closing” has the meaning set forth in Section 8.1.

“Closing Adjustment Amount” means an amount equal to (a) Estimated Cash, minus (b) the Debt Pay-Off Amount, plus (c) any Estimated Working Capital Surplus and minus (d) any Estimated Working Capital Deficiency.

“Closing Balance Sheet” has the meaning set forth in Section 2.12.

“Closing Cash” has the meaning set forth in Section 2.13(a).

“Closing Date” means the date on which the Closing occurs.

“Closing Working Capital” has the meaning set forth in Section 2.13(a).

“Closing Working Capital Deficiency” has the meaning set forth in Section 2.13(a).

“Closing Working Capital Surplus” has the meaning set forth in Section 2.13(a).

“COBRA” means the health care continuation requirements set forth in Section 4980B of the Code and Sections 601 through 608 of ERISA respectively, and any similar applicable state laws.

“Code” means the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Common Per Share Amount” means an amount equal to the portion of the following sum that is distributable in respect of each share of Common Stock (taking into account all Outstanding Options for which payment will be made under Section 2.11(a)(viii)) pursuant to the Certificate of Incorporation upon a Deemed Liquidation Event: (a) the Gross Enterprise Value, plus (b) the aggregate exercise price of all portions of all Outstanding Options for which payment will be made under Section 2.11(a)(viii), plus (c) the Closing Adjustment Amount (which amount will be subtracted if a negative number), minus (d) the Paid Company Transaction Costs, minus (e) the Escrow Amount, minus (f) the Representative Holdback, minus (g) the Psynova Purchase Price, plus (h) $200,000 and minus (i) the Restricted Stock Unit Consideration.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Common Stockholder” means a holder of Common Stock.

“Company” has the meaning set forth in the Preamble.

“Company Affiliate” has the meaning set forth in Section 11.16.

“Company Disclosure Schedule” means the disclosure schedule of even date with this Agreement delivered from the Company to Parent concurrently with the execution and delivery of this Agreement.

“Company Entities” has the meaning set forth in Section 3.1(c).

“Company Payment Programs” has the meaning set forth in Section 3.1(z).

“Company Permits” has the meaning set forth in Section 3.1(i).

“Company Stockholder Consent” has the meaning set forth in Section 4.9.

“Company Subsidiary” has the meaning set forth in Section 3.1(c).

“Company Transaction Costs” means all fees, costs and expenses incurred by a Company Entity (including expenses of the Representative, directors or investors being paid or reimbursed by the Company), whether or not invoiced or payable as of the Closing, arising out of, relating to, in connection with, or incidental to, the discussion, evaluation, structuring, negotiation, documentation, preparation, implementation, consummation or performance of this Agreement and the other Transaction Documents and the transactions contemplated by this Agreement and the other Transaction Documents, including costs associated with securing required consents, costs incurred in connection with the Company’s acquisition of the minority interest in Psynova Neurotech Limited (including any stamp, transfer or other Taxes or duties owed by the Company or the Surviving Corporation but excluding the Psynova Purchase Price), fees and expenses incurred to repay any outstanding debt of the Company Entities (other than the Debt Payoff Amount), any payments or bonuses payable in connection with the transactions contemplated by the Agreement and the other Transaction Documents (including any bonus or other payment to any employee, director or consultant of any Company Entity payable on or in connection with the Closing other than the payment of Merger consideration) and fees and disbursements of advisors, consultants, investment bankers and other financial advisors, brokers and finders, lawyers and accountants (including fees and disbursements for services rendered after the Effective Time in connection with actions incidental to the transactions contemplated by this Agreement by any firm or attorney that acted as counsel to the Company before the Effective Time), in each case, to the extent such fees, costs and expenses have not been paid by the Company prior to the Closing; provided, that the cost of the insurance policy contemplated by Section 5.3(c) and the Company Entities’ portion of payroll taxes resulting from the exercise or cash-out of Options shall not be Company Transaction Costs.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 18, 2010, by and between the Company and Parent.

“Confidential Information” has the meaning set forth in Section 6.3(d).

“Consents” means all authorizations, consents, orders or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority, in each case that are necessary in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents, and all consents and approvals of third parties necessary to prevent any conflict with, violation or breach of, or default under, the Material Contracts.

“Continuing Employees” has the meaning set forth in Section 5.5(a).

“Convertible Note” means that certain Subordinated Convertible Promissory Note in the original principal amount of $5,000,000 dated October 19, 2010 issued to the Convertible Noteholder.

“Convertible Noteholder” means Bio-Rad Laboratories, Inc.

“Cure Period” has the meaning set forth in Section 9.1(b)(i).

“D&O Indemnified Persons” has the meaning set forth in Section 5.3(a).

“Debt” means (a) all indebtedness of the Company Entities for the repayment of borrowed money, whether or not represented by bonds, debentures, notes or similar instruments (including the Convertible Note), all accrued and unpaid interest thereon, and all premiums, penalties, fees and other amounts required to be paid in connection with the repayment of such indebtedness; (b) all other indebtedness of the Company Entities evidenced by bonds, debentures, notes or similar instruments, including all accrued and unpaid interest thereon; and (c) all obligations of the Company Entities as lessee under leases that have been recorded as capital leases in accordance with GAAP.

“Debt Pay-Off Amount” means all Debt that is outstanding as of the Effective Time, including all accrued and unpaid interest thereon, and all premiums, penalties, fees and other amounts required to be paid in connection with the repayment of such Debt.

“Deemed Liquidation Event” has the meaning set forth in the Certificate of Incorporation.

“DGCL” has the meaning set forth in the recitals of this Agreement.

“Disclosing Party” has the meaning set forth in Section 6.3(b).

“Disclosure Schedules” means, collectively, the Company Disclosure Schedule and the Parent Disclosure Schedule.

“Disclosure Statement” has the meaning set forth in Section 4.10(a).

“Dissenting Shares” has the meaning set forth in Section 2.9.

“Distribution Percentage” means with respect to each Stockholder, a percentage equivalent of a fraction, the numerator of which is the aggregate amount of any Additional Payment that is distributable to such Stockholder pursuant to the Certificate of Incorporation in respect of the shares of Common Stock and Series A-1 Preferred Stock held by such Stockholder immediately prior to the Effective Time (taking into account all amounts paid to the Stockholders prior to such Additional Payment and any amounts paid to a Parent Indemnified Party with respect to a Loss) and the denominator of which is the amount of any Additional Payment.

“DOJ” means the United States Department of Justice.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, fringe benefit, hospitalization, insurance or other compensation plan, program or arrangement which is currently sponsored, maintained, contributed to, or agreed to by the Company or any ERISA Affiliate for the benefit of any current or former employees, independent contractors, directors or agents of the Company or any ERISA Affiliate, or for which the Company or any ERISA Affiliate has any liability.

“Environmental Laws” means the Applicable Laws pertaining to Hazardous Substances or the prevention of pollution, remediation of contamination, protection of natural resources and restoration of environmental quality, human health and safety, including the following federal statutes: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”); (b) the Emergency Planning and Community Right to Know Act; (c) the Solid Waste Disposal Act; (d) the Clean Air Act; (e) the Clean Water Act; (f) the Toxic Substances Control Act; (g) the Oil Pollution Act of 1990; (h) the Hazardous Materials Transportation Act; (i) the Occupational Safety and Health Act; and (j) the Needlestick Safety and Prevention Act, as each of the foregoing has been amended and is in effect on the date of this Agreement.

“Equitable Exceptions” has the meaning set forth in Section 3.1(d).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, company or group which is treated as a single employer with the Company under Section 414 of the Code.

“Escrow Account” has the meaning set forth in the Escrow Agreement.

“Escrow Agent” means JPMorgan Chase Bank, National Association.

“Escrow Agreement” means the Escrow Agreement in substantially the form attached hereto as Exhibit B.

“Escrow Amount” has the meaning set forth in Section 2.11(a)(ii).

“Escrow Distribution” means the amount of any distribution out of the Escrow Account to the Stockholders.

“Estimated Cash” has the meaning set forth in Section 2.12.

“Estimated Working Capital Deficiency” has the meaning set forth in Section 2.12.

“Estimated Working Capital Surplus” has the meaning set forth in Section 2.12.

“Example Working Capital Schedule” means the Example Working Capital Schedule attached hereto as Exhibit A.

“Exceptional Matters” has the meaning set forth in Section 10.4(c)(ii).

“Expiration Date” has the meaning set forth in Section 10.1.

“Final Adjustment Amount” means an amount equal to (a) Final Cash, minus (b) the Debt Pay-Off Amount, plus (c) any Final Working Capital Surplus, minus (d) any Final Working Capital Deficiency, and minus (e) any Final Unpaid Company Transaction Costs.

“Final Adjustment Deficiency” has the meaning set forth in Section 2.13(d).

“Final Adjustment Surplus” has the meaning set forth in Section 2.13(d).

“Final Balance Sheet” has the meaning set forth in Section 2.13(a).

“Final Cash” has the meaning set forth in Section 2.13(b).

“Final Unpaid Company Transaction Costs” has the meaning set forth in Section 2.13(b).

“Final Working Capital Deficiency” has the meaning set forth in Section 2.13(b).

“Final Working Capital Surplus” has the meaning set forth in Section 2.13(b).

“Financial Statements” has the meaning set forth in Section 3.1(f)(i).

“FTC” means the United States Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States, consistently applied by the Company in the preparation of the Financial Statements.

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court, tribunal, judicial or arbitral body or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

“Gross Enterprise Value” means $80,000,000.

“Hazardous Substances” means (a) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes and toxic substances as those or similar terms are defined under any Environmental Laws; (b) any asbestos or any material that contains chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (c) poly-chlorinated biphenyls (PCBs) or PCB-containing materials or fluids; (d) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste, including medical and biomedical wastes, regulated under any Environmental Law; and (e) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof.

“Health Care Laws” means the following Laws: (i) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), and any anti-kickback Law of a state; (ii) the Federal False Claims Act, 31 U.S.C. § 3729, and any false claim or fraud Law of a state; (iii) the Federal Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; (iv) the Federal Ethics in Patient Referrals Act, 42 U.S.C. §§ 1395nn et seq., and any physician self-referral Law of a state; (v) applicable privacy and security Laws regarding protected health information under HIPAA, and all applicable state and federal Laws regarding the privacy and security of protected health information under HIPAA and other confidential patient information and personal data; (vi) the Medicare Act, 42 U.S.C. § 1395 et seq.; (vii) 42 U.S.C. §1320a-7; (viii) 42 U.S.C. §1320c-5; (ix) the Clinical Laboratory Improvement Amendments, 42 U.S.C. § 263a, and any applicable laboratory licensure Law; and (x) applicable provisions of the U.S. Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et. seq., and implementing regulations and guidance documents issued by the Food and Drug Administration.

“HIPAA” has the meaning set forth in Section 3.1(bb).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Plans” means the 2007 Long Term Incentive Plan of the Company and the 2010 Long Term Incentive Plan of the Company, each as amended to date.

“Indemnification Agreement” means the Indemnification Agreement in substantially the form attached hereto as Exhibit G.

“Indemnification Claim” means a Parent Indemnification Claim or a Stockholder Indemnification Claim, as the case may be.

“Indemnification Percentage” means with respect to each Stockholder, on a Loss by Loss basis, a percentage equivalent of a fraction, the numerator of which is the aggregate amount of such Loss that would reduce the amount distributed to such Stockholder pursuant to the Certificate of Incorporation in respect of the shares of Common Stock and Series A-1 Preferred Stock held by such Stockholder immediately prior to the Effective Time (assuming the amount of the Loss resulted in a reduction of the last dollars distributed to the Stockholders and taking into account all amounts previously paid to the Stockholders in respect of the shares of Common Stock and Series A-1 Preferred Stock and any amounts previously paid to a Parent Indemnified Party with respect to a Loss) and the denominator of which is the aggregate amount of such Loss.

“Indemnified Persons” means the Parent Indemnified Persons or the Stockholder Indemnified Persons, as the case may be.

“Indemnifying Persons” means Parent and the Surviving Corporation, jointly and severally, in the case of any Stockholder Indemnification Claim, or the Stockholders, acting through the Representative, in the case of any Parent Indemnification Claim.

“Intellectual Property” means the following intellectual property rights, including both statutory and common law rights, as applicable: (a) copyrights and registrations and applications for registrations thereof; (b) trademarks, service marks, trade names, slogans, domain names, logos, and trade dress, and registrations and applications for registrations thereof; (c) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, renewals, supplemental protection certificates, and extensions of any of the foregoing); (d) trade secrets and confidential information, including confidential ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable; and (e) registrations for any of the foregoing.

“Knowledge” means (a) with respect to the Company, the actual knowledge of the following individuals: T. Craig Benson, Patrick S. McClain, Michael Spain, M.D., James P. Mapes, Ph.D., Ralph L. McDade, Ph.D., Anthony Barnes, Ph.D., Margaret Sandefur, Samuel LaBrie and Cheryl Harper, and (b) with respect to Parent or Merger Subsidiary, the actual knowledge of the following individuals: Peter D. Meldrum, James S. Evans and Richard M. Marsh.

“Latest Balance Sheet” has the meaning set forth in Section 3.1(f)(i).

“Leased Real Property” means all of the real property leased by the Company.

“Letter of Transmittal” means a Letter of Transmittal in the form attached hereto as Exhibit C.

“Liens” means liens, pledges, voting agreements, voting trusts, proxy agreements, security interests, mortgages, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way, covenants, restrictions, rights of first refusal, encroachments, and other burdens, options or encumbrances of any kind.

“Losses” means any and all claims, demands, suits, proceedings, judgments, losses, charges, liabilities, Taxes, damages, causes of action, investigations, audits, assessments, adjustments, settlement payments, deficiencies, fines, penalties and fees, costs and expenses (including reasonable attorneys’ fees and expenses) sustained, suffered or incurred by any Indemnified Person in connection with, or related to, any matter which is the subject of indemnification under ARTICLE X; provided, that in computing the amount of any Losses for purposes of determining the liability of any Indemnifying Person under ARTICLE X, (a) the amount of any insurance proceeds actually received by any Indemnified Person, less any deductibles, shall be deducted from such Losses; (b) the amount of recoveries from any third party actually received by any Indemnified Person, less reasonable out-of-pocket fees and expenses incurred by such Indemnified Person in recovering such amounts, shall be deducted from such Losses; (c) the amount of any Tax benefit actually received to reduce Taxes by the

Indemnified Person arising from the incurrence or payment of any such Losses shall be deducted from such Losses, subject to Section 10.4(d)(ii); and (d) the amount of any Special Damages shall not be included in Losses, except for Special Damages payable by the Indemnified Person to a third party pursuant to an Asserted Liability.

“Material Adverse Effect” means any changes, circumstances, effects, events, conditions, occurrences or facts that (individually or in the aggregate) (i) has a material and adverse effect on the business, financial condition, operations, assets, liabilities or results of operations of the Company Entities, taken as a whole, or (ii) prevents or materially impedes the performance by the Company Entities of their obligations under this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby; provided, that no change, circumstance, effect, event, condition, occurrence or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been a Material Adverse Effect, to the extent that such change, circumstance, effect, event, condition, occurrence or fact results from, arises out of or relates to (a) a general deterioration of the economy or of the economic conditions prevalent in the industry in which any Company Entity operates; (b) the outbreak or escalation of hostilities in any country in which a Company Entity operates, the declaration by any such country of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (c) the disclosure of the fact that Parent is the prospective acquirer of the Company; (d) the execution and delivery of this Agreement and the other Transaction Documents, or the announcement, disclosure or pendency of the transactions contemplated by this Agreement or any other Transaction Document; (e) the announcement or disclosure of the Company’s intention to review the possibility of selling itself; (f) any change in accounting requirements or principles imposed upon the Company Entities or their business or any change in Applicable Laws or GAAP, or the interpretation thereof; (g) actions taken by Parent or any of its Affiliates; (h) compliance with the terms of, or the taking of any action required by, this Agreement or any other Transaction Document; or (i) the failure of the Company to meet any projections or forecasts (provided that the underlying cause for such failure may be taken into account); provided, however that the exceptions in clauses (a), (b) and (f) shall not apply if such changes, circumstances, effects, events, conditions, occurrences or facts have a disproportionate effect on the Company Entities relative to other companies of comparable size and stage of development and operating in the same industry in which the Company Entities operate.

“Material Contract” means:

(a) each contract or agreement (other than statements of work, work orders or similar agreements entered into in the ordinary course of business for laboratory testing services under contacts or agreements that are listed as Material Contracts in the Company Disclosure Schedule) that is executory in whole or in part that involves expenditures or receipts of any Company Entity greater than $100,000 annually after the date of this Agreement and is not terminable without penalty on notice of 90 days or less;

(b) each contract or agreement that is executory in whole or in part and was not entered into in the ordinary course of business and that involves expenditures or receipts of any Company Entity greater than $100,000 annually after the date of this Agreement;

(c) each lease, rental or occupancy agreement for the Leased Real Property;

(d) each contract or agreement set forth on Section 3.1(t)(i)(X) of the Company Disclosure Schedule;

(e) each contract or agreement with any director, officer or employee of any Company Entity, with any individual to provide services to any Company Entity as an independent contractor or any collective bargaining agreement or other contract with any labor union that will not be terminated, expire or be replaced in connection with the Merger;

(f) each contract or agreement under which a Company Entity or Parent is, or may become, obligated to incur any severance pay or change of control payments that would become payable by reason of this Agreement or the transactions contemplated hereby;

(g) an outstanding general or special power of attorney executed by or on behalf of any Company Entity;

(h) each contract or agreement between any Company Entity, on the one hand, and any Affiliate thereof, on the other hand;

(i) each contract or agreement under which a Company Entity has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person, or any guarantee of the indebtedness of any other Person (other than trade debt incurred in the ordinary course of business);

(j) each contract or agreement which contains a non-competition, non-solicitation or exclusive dealing arrangement or any other agreement or obligation which purports to limit or restrict in any respect (A) the ability of a Company Entity to solicit customers or employees or (B) the manner in which, or the localities in which, all or any portion of the business and operations of a Company Entity or, following consummation of the transactions contemplated by this Agreement, the business and operations of Parent and its Affiliates, is or would be conducted;

(k) a contract or agreement granting a Lien (other than Permitted Liens) upon any property or asset of the Company;

(l) a lease or similar contract with any Person under which (A) a Company Entity is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person (other than any contracts or agreements that individually do not involve the payment by or to a

Company Entity of more than $25,000 in any twelve-month period and in the aggregate do not involve the payment by or to the Company of more than $250,000 in any twelve-month period) or (B) a Company Entity is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by a Company Entity;

(m) a contract or agreement which is a joint venture or partnership agreement, or research or development collaboration or similar arrangement;

(n) a contract or agreement providing for the acquisition or disposition after the date of this Agreement of any of the assets of any Company Entity other than in the ordinary course of business consistent with past practice;

(o) a contract or agreement providing for the indemnification by a Company Entity of any Person, other than standard indemnification arrangements entered into in the ordinary course of business;

(p) a contract or agreement that contains a “most favored nation” clause or other term providing preferential pricing or treatment to a third party;

(q) any agreement granting any other Person the right to market, distribute or resell any Company Entity’s technology, products or services; and

(r) any other agreement that is material to the Company Entities, taken as a whole.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Subsidiary” has the meaning set forth in the Preamble.

“Merger Subsidiary Common Stock” means the common stock, par value $.001 per share, of Merger Subsidiary.

“Minimum Loss” has the meaning set forth in Section 10.4(a).

“NPL” has the meaning set forth in Section 3.1(o)(iv).

“Objecting Party” has the meaning set forth in Section 4.11(a)(iii).

“Objection Notice” has the meaning set forth in Section 2.13(b).

“Option Consideration” has the meaning set forth in Section 2.7(a).

“Option Surrender Agreement” means an Option Surrender Agreement in substantially the form attached hereto as Exhibit D.

“Optionholder” means the holder of an Option.

“Options” means all options to purchase shares of Common Stock issued pursuant to the Incentive Plans and any and all other options to purchase shares of Common Stock.

“Outstanding Common Share” has the meaning set forth in Section 2.6(c).

“Outstanding Option” means an Option that is unexpired and outstanding immediately prior to the Effective Time.

“Outstanding Series A-1 Share” has the meaning set forth in Section 2.6(b).

“Paid Company Transaction Costs” means all amounts payable pursuant to Section 2.11(a)(iii).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” means the disclosure schedule of even date with this Agreement delivered from Parent to the Company concurrently with the execution and delivery of this Agreement.

“Parent Indemnification Claim” has the meaning set forth in Section 10.2.

“Parent Indemnified Persons” means (a) Parent; (b) the Surviving Corporation; (c) with respect to the Persons set forth in clauses (a) and (b), each of their respective Affiliates, assigns and successors in interest; and (d) with respect to the Persons set forth in clauses (a) through (c), each of their respective stockholders, members, partners, directors, officers, employees, agents, attorneys and representatives.

“Pay-Off Letters” means the letters, and any updates thereto, to be sent by each of the Company’s lenders to Parent prior to Closing, which letters shall among other things specify the aggregate amount of Debt that will be outstanding as of the Effective Time under each note, loan agreement or other similar instrument and wire transfer information for each such lender to be paid at Closing.

“Payment Programs” means Medicare, TRICARE, Medicaid, Worker’s Compensation, Blue Cross/Blue Shield programs, and all other health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans, and other third party reimbursement and payment programs.

“Permitted Encumbrances” means (a) statutory Liens for current Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by Applicable Law arising or incurred in the ordinary course of business and consistent with past practices of the Company Entities for obligations that are not overdue or that are being contested in good faith by appropriate proceedings; (c) in the case of leases of vehicles, rolling stock and other personal property, encumbrances that do not materially impair the operation of the Company Entities’

business at the facility at which such leased equipment or other personal property is located; (d) Liens on leases of real property arising from the provisions of such leases, including, in relation to Leased Real Property, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits or other entitlements of various types issued by any Governmental Authority, necessary or beneficial to the continued use and occupancy of such Leased Real Property or the continuation of the business conducted by the Company Entities; (e) pledges or deposits made in the ordinary course of business and consistent with past practices of the Company Entities in connection with workers’ compensation, unemployment insurance and other social security legislation; (f) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practices of the Company Entities; (g) zoning regulations and restrictive covenants and easements of record that do not detract in any material respect from the value of the Leased Real Property and do not materially and adversely affect, impair or interfere with the use of any property affected thereby; (h) public utility easements of record, in customary form, to serve the Leased Real Property; and (i) landlords’ Liens in favor of landlords under the leases with respect to the Leased Real Property.

“Permitted Liens” has the meaning set forth in Section 3.1(n)(ii).

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Preferred Stockholder” means a holder of Series A-1 Preferred Stock.

“Preparing Party” has the meaning set forth in Section 4.11(a)(iii).

“Psynova Minority Interest Purchase” means the purchase of shares not currently owned by the Company as of the date hereof of Psynova Neurotech Limited pursuant to the Psynova Share Purchase Agreements.

“Psynova Purchase Price” means the aggregate Purchase Price (as such term is used in each of the Psynova Share Purchase Agreements) payable under all of the Psynova Share Purchase Agreements.

“Psynova Sellers” means the persons listed on Schedule B to this Agreement.

“Psynova Share Purchase Agreement” means that certain Variation and Restatement of Share Acquisition Agreement, dated on or about April 25, 2011, by and between the Company and each of the Psynova Sellers, respectively.

“Receiving Party” has the meaning set forth in Section 6.3(b).

“Referee” has the meaning set forth in Section 2.13(b).

“Referee Report” has the meaning set forth in Section 2.13(b).

“Registered Intellectual Property” has the meaning set forth in Section 3.1(t)(i).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substances.

“Representative” has the meaning set forth in the Preamble.

“Representative Expenses” has the meaning set forth in Section 12.2.

“Representative Holdback” has the meaning set forth in Section 2.11(a)(v).

“Representative Holdback Surplus” has the meaning set forth in Section 12.3.

“Restricted Stock Unit Consideration” has the meaning set for in Section 2.7(c).

“Section 262” has the meaning set forth in Section 2.9.

“Securityholders” means the Stockholders and the Optionholders that receive a payment from Parent pursuant to Section 2.11(a).

“Series A Preferred Stock” means the Series A Preferred Stock, $0.001 par value per share, of the Company.

“Series A-1 Per Share Amount” means an amount equal to the portion of the following sum that is distributable in respect of each share of Series A-1 Preferred Stock pursuant to the Certificate of Incorporation upon a Deemed Liquidation Event: (a) the Gross Enterprise Value, plus (b) the aggregate exercise price of all portions of all Outstanding Options that are cashed out pursuant to Section 2.11(a)(viii), plus (c) the Closing Adjustment Amount (which amount will be subtracted if a negative number), and minus (d) the Paid Company Transaction Costs, minus (e) the Escrow Amount, minus (f) the Representative Holdback, minus (g) the Psynova Purchase Price, plus (h) $200,000 and minus (i) the Restricted Stock Unit Consideration.

“Series A-1 Preferred Stock” means the Series A-1 Preferred Stock, $0.001 par value per share, of the Company.

“Special Damages” means any indirect, consequential or punitive damages or loss of profits (except (i) to the extent awarded by a court of competent jurisdiction in any third party proceedings and (ii) with respect to Losses for lost profits, to the extent a court of competent jurisdiction determines that lost profits is the appropriate measure of direct damages with respect to the matters giving rise to the claim for Losses (it being understood and agreed that such calculation of Losses shall not be based on any application of revenue or earnings multiples to direct damages)).

“Stockholder Indemnification Claim” has the meaning set forth in Section 10.3.

“Stockholder Indemnified Persons” means (a) the Stockholders; (b) each of the Stockholders’ respective Affiliates, assigns and successors in interest; and (c) with respect to the Persons set forth in clauses (a) and (b), each of their stockholders, members, partners, directors, officers, employees, agents, attorneys and representatives.

“Stockholders” means the holders of Common Stock and the holders of Series A-1 Preferred Stock.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of such Person).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Common Stock” means the common stock, par value $0.001 per share, of the Surviving Corporation.

“Tax” or “Taxes” means taxes, assessments and fees imposed by any Taxing Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax.

“Tax Return Objection” has the meaning set forth in Section 4.11(a)(iii).

“Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes and any amendment thereof.

“Termination Date” has the meaning set forth in Section 9.1(b)(iii).

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Letters of Transmittal, the Option Surrender Agreements, the Psynova Share Purchase Agreements, the Indemnification Agreement and each other agreement, document and instrument required to be executed in accordance herewith.

“Transfer Taxes” has the meaning set forth in Section 4.11(e).

“Unpaid Company Transaction Costs” has the meaning set forth in Section 2.13(a).

“Warrants” mean those warrants that are outstanding immediately prior to the Effective Time to purchase shares of capital stock of the Company.

“Working Capital” means Adjusted Current Assets minus Adjusted Current Liabilities.

“Working Capital Deficiency” means the amount, if any, by which the Working Capital Target exceeds the Working Capital.

“Working Capital Surplus” means the amount, if any, by which Working Capital exceeds the Working Capital Target.

“Working Capital Target” means $4,950,000.

ARTICLE II

THE MERGER

2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Subsidiary shall merge with and into the Company at the Effective Time. Following the Merger, the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and the separate corporate existence of Merger Subsidiary shall cease.

2.2 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, Parent, Merger Subsidiary and the Company shall cause a certificate of merger in substantially the form attached hereto as Exhibit E (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL on the Closing Date. The Merger shall become effective at the time of filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL (the effective time of the Merger being referred to in this Agreement as the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, except as otherwise provided herein, all the properties, rights, privileges, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation and Bylaws. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended in its entirety in the Merger to read as set forth in the form attached hereto as Exhibit F, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. At the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to read as the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Myriad RBM, Inc.”

2.5 Directors and Officers. Each of the parties shall take all necessary action to cause (a) the directors of Merger Subsidiary immediately prior to the Effective Time to be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and (b) the officers of the Company immediately prior to the Effective Time to be the initial officers of the Surviving Corporation, in each case retaining their respective positions, and until the earlier of their death, resignation or removal, or until their respective successors are duly elected or appointed and qualified.

2.6 Conversion of Outstanding Shares. At and as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any of the following securities:

(a) Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Surviving Corporation Common Stock;

(b) Each share of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (each, an “Outstanding Series A-1 Share”) (i) shall be converted into the right to receive the Series A-1 Per Share Amount and all other amounts payable to the holder thereof under this Agreement without interest pursuant to Section 2.11 and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist; provided, however, that Dissenting Shares shall not be so converted or represent the right to receive the foregoing consideration, but the holders of such Dissenting Shares shall only be entitled to such rights as are set forth in Section 2.9;

(c) Each share of Common Stock issued and outstanding immediately prior to the Effective Time, including all shares of Common Stock issued in connection with the exercise of any Warrant or Option or the conversion of any Convertible Note prior to or at the Closing (each, an “Outstanding Common Share”), (i) shall be converted into the right to receive the Common Per Share Amount and all other amounts payable to the holder thereof under this Agreement without interest pursuant to Section 2.11 and (ii) shall otherwise cease to be outstanding, shall be canceled and retired and cease to exist; provided, however, that Dissenting Shares shall not be so converted or represent the right to receive the foregoing consideration, but the holders of such Dissenting Shares shall only be entitled to such rights as are set forth in Section 2.9; and

(d) Each share of Series A-1 Preferred Stock and each share of Common Stock held in the treasury of or reserved for issuance by the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.

2.7 Treatment of Options and Restricted Stock Units.

(a) The Company shall take such action as necessary to provide that, at the Effective Time, each Outstanding Option will be cancelled and the holder of such Outstanding Option will be entitled to receive (without interest and net of applicable Taxes) as consideration (the “Option Consideration”) for such cancellation either, as determined by the board of directors of the Company in its sole discretion, (i) solely an amount equal to the number of shares of Common Stock underlying the Outstanding Options held by such individual multiplied by the excess of (A) the Common Per Share Amount (but without giving effect to clauses (e) and (f) of the definition of Common Per Share Amount) over (B) the exercise price for such Outstanding Option pursuant to the applicable Option (to the extent such excess is greater than zero); or (ii) solely an amount equal to the number of shares of Common Stock underlying the Outstanding Options held by such individual that have become vested and exercisable immediately prior to the Effective Time multiplied by the excess of (A) the Common Per Share Amount (but without giving effect to clauses (e) and (f) of the definition of Common Per Share Amount) over (B) the exercise price for such Outstanding Option pursuant to the applicable Option (to the extent such excess is greater than zero). Immediately following such conversion, the Company shall cause the Incentive Plans to be terminated; provided, however, that, following the termination of the Incentive Plans, payment of the amount, if any, due to each Optionholder pursuant to this Agreement shall be carried out in accordance with the terms of this Agreement.

(b) Prior to the Closing, the board of directors of the Company shall (i) notify each Optionholder of the effect of this Section 2.7 on the Outstanding Options held by such Optionholder and (ii) take such actions, including amending the Incentive Plans and the applicable stock option agreements or obtaining an Option Surrender Agreement from the holder of any Outstanding Option, in each case if necessary, as may be required to facilitate the treatment of the Outstanding Options set forth in this Section 2.7.

(c) At the Effective Time, each restricted stock unit that is outstanding immediately prior to the Closing Date (the “Restricted Stock Units”), will be cancelled and the holder of such Restricted Stock Units will be entitled to receive (without interest and net of applicable Taxes) as consideration for such cancellation an amount in cash equal to the product of (i) the Common Per Share Amount (but without giving effect to clauses (e) and (f) of the definition of Common Per Share Amount) multiplied by (ii) the total number of shares of Common Stock subject to such Restricted Stock Unit (the aggregate amount of such cash hereinafter referred to as the “Restricted Stock Unit Consideration”); provided, however, that Restricted Stock Units that are subject to an outstanding deferral election shall be paid 60 days following the Closing Date as specified by the terms of such deferral election.

2.8 Treatment of Warrants. The Company shall provide notice to the holder of each Warrant and any take any other actions required by the Warrant in accordance with its terms, or obtain a signed waiver from such holder of such requirements, in order to ensure that each Warrant that has not been exercised prior to the Closing will terminate at the Effective Time in accordance with its terms.

2.9 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Series A-1 Preferred Stock and Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares of Series A-1 Preferred Stock and Common Stock (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the consideration as provided in Section 2.6, but rather the holders of such Dissenting Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with Section 262 (and at the Effective Time such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Section 262); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, consideration as provided in Section 2.6. Promptly following the receipt by the Company of written consents of Stockholders constituting the Company Stockholder Consent, the Company shall provide each record holder of Series A-1 Preferred Stock and Common Stock who shall not have voted in favor of the Merger or consented thereto in writing, with notice (such notice to be subject to Parent’s review and consent) of such holder’s appraisal rights pursuant to Section 262. The Company shall give Parent (i) prompt notice of any written demands for appraisal received by the Company prior to the Effective Time, withdrawals of such demands, and any other instruments served pursuant to DGCL and received by the Company and (ii) opportunity to direct all negotiations and proceedings with respect to such demands.

2.10 Closing of Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of any stock of the Company shall thereafter be made. From and after the Effective Time, the holders of Certificates evidencing ownership of Outstanding Common Shares or Outstanding Series A-1 Shares immediately prior to the Effective Time shall cease to have any rights with respect to such Outstanding Common Shares or Outstanding Series A-1 Shares, except as otherwise provided for in this Agreement or by applicable law.

2.11 Payments and Deliveries.

(a) Parent’s Closing Payments and Deliveries. At the Closing (except as set forth in Section 2.11(a)(ix)), Parent shall:

(i) At Parent’s option, pay or cause to be paid to each lender of the Company (including, to the extent the Convertible Note has not been converted prior to the Closing, the Convertible Noteholder), by wire transfer of immediately available funds to an account designated by such lender in writing, the amount of Debt specified in such lender’s Pay-Off Letter;

(ii) Deposit or cause to be deposited with the Escrow Agent, by wire transfer of immediately available funds, $8,000,000 (such amount, together with all interest, dividends and other income earned thereon, is referred to herein as the “Escrow Amount”), which shall be held in escrow by the Escrow Agent on the terms and subject to the conditions of this Agreement and the Escrow Agreement;

(iii) Pay or cause to be paid all Company Transaction Costs that remain outstanding as of the Closing Date by wire transfer of immediately available funds to such account or accounts and in such amounts as are designated by the Company in accordance with Section 4.6;

(iv) Pay or cause to be paid the Psynova Purchase Price by wire transfer of immediately available funds to the account or accounts of the applicable Psynova Sellers and in such amounts as are designated by the Company in accordance with Section 4.8;

(v) Pay or cause to be paid to the Representative, by wire transfer of immediately available funds to an account designated by the Representative in writing, $150,000 (the “Representative Holdback”), which shall be held, used and disbursed by or at the direction of the Representative pursuant to Section 12.3 in connection with the Representative’s obligations under this Agreement;

(vi) Pay or cause to be paid to each Stockholder that delivers a completed and duly executed Letter of Transmittal and a Certificate or Certificates of Series A-1 Preferred Stock for cancellation (or an affidavit of lost Certificate as contemplated by the Letter of Transmittal) to Parent on or prior to the Closing Date, the aggregate Series A-1 Per Share Amount which such Stockholder has the right to receive as provided in Section 2.6, which aggregate amount is set forth opposite the name of each holder of Series A-1 Preferred Stock in Schedule A, by wire transfer of immediately available funds to the account set forth in such Person’s Letter of Transmittal;

(vii) Pay or cause to be paid to each Stockholder that delivers a completed and duly executed Letter of Transmittal and a Certificate or Certificates of Common Stock for cancellation (or an affidavit of lost Certificate as contemplated by the Letter of Transmittal) to Parent on or prior to the Closing Date, the aggregate Common Per Share Amount which such Stockholder has the right to receive as provided in Section 2.6, which aggregate amount is set forth opposite the name of each holder of Common Stock in Schedule A, by wire transfer of immediately available funds to the account set forth in such Person’s Letter of Transmittal;

(viii) Pay or cause to be paid to each Optionholder, an amount (without interest and net of applicable withholding Taxes) equal to the Option Consideration described in Section 2.7(a)(i) or (ii), as applicable,), the aggregate amount of which is set forth opposite the name of each Optionholder in Schedule A, by wire transfer of immediately available funds to the account set forth opposite such Person’s name in Schedule A (it being understood that if the amount due to an Optionholder pursuant to this Section 2.11(a)(viii) is less than or equal to zero, no amount is payable to such

Optionholder pursuant to this Section 2.11(a)(viii)); provided, that with regard to Optionholders that are employees of the Company, such payment, if any, shall be made through the Surviving Corporation’s payroll system at the payroll cycle first occurring after the Closing;

(ix) Pay or cause to be paid to each holder of a Restricted Stock Unit, an amount (without interest and net of applicable withholding Taxes) equal to such holder’s Restricted Stock Unit Consideration; provided, that with regard to holders of Restricted Stock Units that are employees of the Company, such payment shall be made through the Surviving Corporation’s payroll system at the payroll cycle first occurring after the Closing; provided further, that Restricted Stock Units that are subject to an outstanding deferral election shall be paid 60 days following the Closing Date as specified by the terms of such deferral election.

(x) Deliver to the Representative counterparts of the Escrow Agreement duly executed by Parent and the Escrow Agent;

(xi) Deliver to the Representative certificates of the Delaware Secretary of State as to the existence and good standing of Parent and Merger Subsidiary dated not more than one day prior to the Closing Date; and

(xii) Deliver to the Representative a certificate dated as of the Closing Date duly executed by the Secretary of Parent providing copies of (A) the certificate of incorporation and bylaws of Parent and Merger Subsidiary (including all amendments thereto) as in effect on the Closing Date and (B) resolutions duly adopted by the directors of Parent and Merger Subsidiary authorizing Parent and Merger Subsidiary to execute and deliver this Agreement and the other Transaction Documents to which each of them is a party and to perform their obligations hereunder and thereunder and certifying that each of the documents described in the preceding clauses (A) and (B) is a true and correct copy.

(b) The Company’s Closing Deliveries. At the Closing, the Company shall:

(i) Deliver to Parent an updated Schedule A, reflecting any necessary revisions thereto, including due to Securityholders’ elections to exercise Warrants or Options or convert Convertible Note, together with a certificate from an officer of the Company, dated as of the Closing Date, certifying as to the accuracy and completeness thereof;

(ii) Deliver to Parent a counterpart of the Escrow Agreement duly executed by the Representative;

(iii) Deliver to Parent a fully executed Psynova Share Purchase Agreement from each Psynova Seller, together with original stock certificates from the Psynova Sellers, such that the Psynova Minority Interest Purchase will be effective and the Surviving Corporation shall own 100% of the equity interests of Psynova Neurotech Limited as of the Closing Date, subject only to payment of the Psynova Purchase Price by Parent pursuant to Section 4.8.

(iv) Deliver to Parent a certificate of the Delaware Secretary of State as to the existence and good standing of the Company dated not more than one day prior to the Closing Date;

(v) Deliver to Parent certificates of the Secretary of State of the state of incorporation, or in the case of entities that are domiciled outside of the United States or are organized in a manner other than as corporations, such analogous certificates as are applicable to such entities, of each Company Subsidiary as to the existence and good standing of each such Company Subsidiary dated as of the most recent practicable date prior to the Closing Date; and

(vi) Deliver to Parent a certificate dated as of the Closing Date duly executed by the Secretary of the Company providing copies of (A) the Certificate of Incorporation and Bylaws of the Company (including all amendments thereto) as in effect on the Closing Date, (B) resolutions duly adopted by the directors of the Company authorizing the Company to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and (C) resolutions duly adopted by the stockholders of the Company adopting this Agreement, the Merger and the related transactions and certifying that each of the documents described in the preceding clauses (A), (B) and (C) is a true and correct copy

(vii) Deliver to Parent an Indemnification Agreement executed by (A) at least the Persons set forth on Schedule C to this Agreement and (B) such other members of RBM Management Group, LLC as are parties thereto.

(viii) Simultaneously with the Closing, deliver to Parent a final version of the 2010 Financial Statements that are the same in all respects as the draft version of the 2010 Financial Statements delivered to Parent prior to the execution of this Agreement in accordance with Section 3.1(f), except that the final version shall include the signature of PMB Helin Donovan, LLP, independent public accountants, on its audit opinion relating thereto.

(c) Post-Closing Payments. From and after the Closing, Parent shall promptly (and in any event within three Business Days after receipt) pay or cause to be paid to each Stockholder that delivers a completed and duly executed Letter of Transmittal and all applicable Certificates for cancellation (or an affidavit of lost Certificate as contemplated by the Letter of Transmittal) to Parent at any time after the Closing Date, the amount (without interest) that would have been payable to such Stockholder pursuant to Section 2.11(a) if such Stockholder had delivered such documents on or prior to the Closing Date. Any payments of the Escrow Distributions, the Representative Holdback Surplus and any other amounts (including payments of any Final Adjustment Surplus) (any such payment, an “Additional Payment”) to be made to the Stockholders following the Closing shall be made to the Stockholders pro rata according to each Stockholder’s Distribution Percentage. Prior to the making of any Additional Payment, Parent shall request from the Representative, and the Representative shall provide to Parent, a true and complete schedule of the amounts to be paid to each Stockholder as a result of each of their Distribution Percentages. All payments pursuant to this Section 2.11(c) shall be made to the applicable Stockholder by wire transfer of immediately available funds to the account or accounts designated in such Stockholder’s Letter of Transmittal or such other account or accounts as the Stockholder has designated to Parent in writing. Notwithstanding the foregoing, any Escrow Distributions that are to be distributed to the Stockholders under the terms of the Escrow Agreement shall be made by the Escrow Agent in lieu of Parent in accordance with the Escrow Agreement, and the Representative shall provide the Escrow Agent with a written instruction specifying each Stockholder’s Distribution Percentage or specific amount.

(d) Withholding. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Securityholder pursuant to this ARTICLE II any amounts as the Surviving Corporation or Parent, as the case may be, is required to deduct and withhold with respect to payment under any provision of federal, state or local income Tax law. If the Surviving Corporation or Parent, as the case may be, withholds any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Securityholders in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction or withholding.

(e) Dissenting Share Payments. Any amounts to be paid to a Stockholder that are attributable to a Dissenting Share shall be available to pay the fair value of such Dissenting Share for which appraisal rights are perfected pursuant to Section 262 of the DGCL. With respect to any amounts that are attributable to a Dissenting Share, such amounts shall be withheld by Parent for distribution to the holder thereof in accordance with Section 2.6 following the first to occur, with respect to such Dissenting Share, of either (i) the withdrawal or loss of the right to appraisal pursuant to Section 262 of the DGCL or (ii) the perfection of appraisal rights pursuant to Section 262 of the DGCL.

2.12 Closing Adjustment Amount. No later than two Business Days before the Closing Date, the Company shall deliver to Parent an estimated balance sheet of the Company prepared as of 11:59 p.m. (Central time) on the date immediately prior to the Closing Date (except as otherwise contemplated by this Agreement) (the “Closing Balance Sheet”), which sets forth a good faith estimate of the following: (a) the amount of Cash (“Estimated Cash”) as of such time and date and (b) the components of Working Capital to enable Parent and the Representative (on behalf of the Stockholders) to calculate the Working Capital and the amount of Working Capital Surplus or Working Capital Deficiency as of such time and date (“Estimated Working Capital Surplus” or “Estimated Working Capital Deficiency”). The Closing Balance Sheet shall be prepared by the Company in accordance with this Agreement applied in a manner consistent with the preparation of the Example Working Capital Schedule, consistently applied.

2.13 Final Adjustment Amount.

(a) As promptly as practicable after the Closing Date (but in no event later than 60 days after the Closing Date), Parent shall cause the Surviving Corporation to prepare and deliver to the Representative a balance sheet of the Company prepared as of 11:59 p.m. (Central time) on the date immediately prior to the Closing Date (except as otherwise contemplated by this Agreement) (the “Final Balance Sheet”), which shall set forth (i) the amount of Cash as of such time and date (“Closing Cash”), (ii) the amount of any Company Transaction Costs that were not paid prior to or identified to Parent for payment pursuant to Section 2.11(a)(iii) in connection with the Closing (the “Unpaid Company Transaction Costs”), and (iii) the components of Working Capital as of such time and date to enable Parent and the Representative (on behalf of the Stockholders) to calculate the Working Capital (“Closing Working Capital”) and the amount of Working Capital Surplus or Working Capital Deficiency (“Closing Working Capital Surplus” or “Closing Working Capital Deficiency”). The Final Balance Sheet shall be prepared in accordance with this Agreement applied in a manner consistent with the preparation of the Closing Balance Sheet. Following the delivery of the Final Balance Sheet to the Representative, Parent and the Surviving Corporation shall afford the Representative and its representatives the opportunity to examine the Final Balance Sheet, and such supporting schedules, analyses, workpapers, including any audit workpapers, and other underlying records or documentation as are reasonably requested by the Representative or its representatives. Parent and the Surviving Corporation shall cooperate fully and promptly with the Representative and its representatives in such examination, including providing answers to questions asked by the Representative and its representatives, and Parent and the Surviving Corporation shall promptly make available to the Representative and its representatives any records under the reasonable control of Parent or the Surviving Corporation that are requested by the Representative and its representatives.

(b) If within 30 days following delivery of the Final Balance Sheet to the Representative, the Representative has not delivered to Parent written notice (the “Objection Notice”) of its objections to the Final Balance Sheet (such Objection Notice must contain a statement describing in reasonable detail the basis of such objections), then Closing Cash, Unpaid Company Transaction Costs and Closing Working Capital Surplus or Closing Working Capital Deficiency, as applicable, as set forth in or derived from such Final Balance Sheet shall be deemed final and conclusive and shall be the “Final Cash,” “Final Unpaid Company Transaction Costs” and “Final Working Capital Surplus” or “Final Working Capital Deficiency,” respectively. If the Representative delivers the Objection Notice within such 30-day period, then Parent and the Representative shall endeavor in good faith to resolve the objections, for a period not to exceed 15 days from the date of delivery of the Objection Notice. If at the end of the 15-day period there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to a “big four” accounting firm to be selected jointly by the Representative and Parent within the following five days or, if the Representative and Parent are unable to mutually agree within such five-day period, such accounting firm shall be Deloitte & Touche LLP (such jointly selected accounting firm or Deloitte & Touche LLP, the “Referee”). Parent and the Representative will enter into reasonable and customary arrangements for the services to be rendered by the Referee under this Section 2.13(b). The Referee shall determine any unresolved items of Final Cash, Final Unpaid Company Transaction Costs and Final Working Capital Surplus or Final Working Capital Deficiency within 30 days after the objections that remain in dispute are submitted to it, and the Referee shall limit its review and determination to the unresolved items set forth in the Objection Notice. If any remaining objections are submitted to the Referee for resolution, (i) each party shall furnish to the Referee such workpapers and other documents and information relating to such objections as the Referee may request and are available to that party or its Subsidiaries (or its independent public accountants) and will be afforded the opportunity to present to the Referee any material relating to the determination of the matters in dispute and to discuss such determination with the Referee; (ii) to the extent that a value has been assigned by either party to any objection that remains in dispute, the Referee shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either party or less than the smallest value for such objection claimed by either party; (iii) the determination by the Referee of the Final Balance Sheet and Final Cash, Final Unpaid Company Transaction Costs and Final Working Capital Surplus or Final Working Capital Deficiency, as set forth in a written notice delivered to both parties and the Escrow Agent by the Referee (the “Referee Report”), shall be made in accordance with this Agreement and will be binding and conclusive on the parties and will constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof; and (iv) 50% of the fees and expenses of the Referee shall be paid by Parent and the remaining 50% of the fees and expenses shall be paid by the Stockholders out of the Representative Holdback.

(c) The Final Balance Sheet will become final, binding and conclusive upon Parent, the Company, the Representative and the Indemnifying Persons for all purposes of this Agreement, upon the earliest to occur of the following:

(i) the mutual acceptance, in writing, by Parent and the Representative of the Final Balance Sheet, with such changes or adjustments thereto, if any, as may be proposed by the Representative and consented to by Parent;

(ii) the expiration of 30 days after the delivery to the Representative of the Final Balance Sheet without delivery to Parent of an Objection Notice in accordance with Section 2.12(b); and

(iii) the delivery to Parent and the Representative by the Referee of the Referee Report.

(d) To the extent that the Final Adjustment Amount exceeds the Closing Adjustment Amount, such excess (the “Final Adjustment Surplus”) shall be paid by Parent to the Stockholders in accordance with Section 2.11(c) within five days after the determination of the Final Adjustment Amount. To the extent that the Final Adjustment Amount is less than the Closing Adjustment Amount, such deficiency (the “Final Adjustment Deficiency”) shall be distributed to Parent from the Escrow Account. Parent acknowledges and agrees that anything that is included in the calculation of any line item or that forms the basis for any accrual, reserve or other adjustment in the determination of the Final Adjustment Surplus or Final Adjustment Deficiency may not be used as, form the basis for or be used in connection with any claims for indemnification by any Parent Indemnified Person hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as set forth on the Company Disclosure Schedule (each reference contained herein to the Company Disclosure Schedule qualifies the referenced representation and warranty to the extent specified therein and such other representations and warranties contained herein (regardless of whether such representation or warranty contains an express reference to the Company Disclosure Schedule) to the extent that it is reasonably apparent from a reading of such disclosure item that it would also apply to such other representation or warranty), as of the date of this Agreement (except to the extent such representations and warranties speak expressly as of an earlier date), the Company represents and warrants to Parent and Merger Subsidiary as follows:

(a) Good Standing and Other Matters. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not be reasonably likely to have a Material Adverse Effect. True, correct and complete copies of the Certificate of Incorporation and Bylaws have been furnished or made available to Parent or its representatives. The Certificate of Incorporation and Bylaws of the Company are in full force and effect. The Company has not violated its Certificate of Incorporation or Bylaws in any material respect. The minute books of the Company made available to Parent are the only minute books of the Company and contain accurate summaries, in all material respects, of all material meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of the Company.

(b) Ownership; Capitalization of the Company. The record ownership of the Company’s outstanding capital stock and other equity securities and the holders of all Outstanding Options (including the number of shares of Common Stock for which each such Option is exercisable, the exercise price and the date of grant), as of the date of this Agreement, is set forth on Section 3.1(b) of the Company Disclosure Schedule. As of the date of this Agreement, the authorized capital stock of the Company consists of 17,315,980 shares of Common Stock and 8,475,231 shares of Preferred Stock, par value $0.001 per share, of which (i) 990,000 shares are designated as Series A Preferred Stock and (ii) 7,485,231 shares are designated as Series A-1 Preferred Stock. As of the date of this Agreement, (i) 8,449,088 shares of Common Stock are issued and outstanding, (ii) no shares of Series A Preferred Stock are issued or outstanding, (iii) 7,485,231 shares of Series A-1 Preferred Stock are issued and outstanding, (iv) 798,167 shares of Common Stock are subject to Options and 18,082 additional shares of Common Stock are reserved for issuance pursuant to the Incentive Plans, (v) 200,000 shares of Common Stock are subject to the Warrants, and (vi) 2,250 shares of Common Stock are subject to Restricted Stock Units. No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company’s stockholders may vote are issued or outstanding. All Outstanding Common Shares and Outstanding Series A-1 Shares are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or other similar rights, the Company’s Certificate of Incorporation and Bylaws, the terms of any applicable agreement or understanding to which the Company is a party, or Applicable Laws. For each Common Stockholder that is not an individual, set forth on Section 3.1(b)(x) of the Company Disclosure Schedule is the name of such Common Stockholder and the name of each beneficial owner of such Common Stockholder and such beneficial owner’s beneficial interest in such Common Stockholder. All Outstanding Options and Warrants are duly authorized and validly issued and were not issued in violation of any preemptive or other similar rights, the Company’s Certificate of Incorporation and Bylaws, the terms of any applicable agreement or understanding to which the Company is a party, or Applicable Laws. Except as set forth above, as of the date of this Agreement, there are outstanding (i) no shares of capital stock or other voting securities of the Company; (ii) no securities of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of the Company; and (iii) no options, warrants, calls, rights, commitments or agreements to which the Company is a party or by which it is bound, in any case obligating the

Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of capital stock or other voting securities of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no declared and unpaid dividends with respect to any outstanding shares of capital stock of the Company and, there are no voting trusts, proxies or other agreements to which the Company or, to the Knowledge of the Company, any of the Stockholders, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other securities of the Company. Each Option (i) has been granted in compliance with the terms of the Incentive Plans, (ii) has an exercise price per share of Common Stock equal to or greater than the fair market value of a share of Common Stock on the date such Option was granted, (iii) has a grant date identical to the date on which the board of directors of the Company or the authorized committee of such board actually awarded such Option (unless the such board authorized a later grant date) and (iv) each Option grant date listed on Section 3.1(b) of the Company Disclosure Schedule is the grant date of the respective Option for corporate, tax and all other pertinent purposes.

(c) Subsidiaries. Set forth on Section 3.1(c) of the Company Disclosure Schedule is a complete list of each Subsidiary of the Company (each a “Company Subsidiary,” and together with the Company, the “Company Entities”) and the jurisdiction of organization of each such Company Subsidiary. Set forth on Section 3.1(c) of the Company Disclosure Schedule is a complete list of each Person other than a Company Subsidiary in which the Company, directly or through another Person, holds any security, membership interest, partnership interest or any other equity interest and the nature of such interest. Each Company Subsidiary is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not be reasonably likely to have a Material Adverse Effect. True, correct and complete copies of the organizational documents of each Company Subsidiary have been furnished or made available to Parent or its representatives. None of the Company Entities have violated its organizational documents in any material respect. Upon the closing of the Psynova Minority Interest Purchase, the Company will directly or indirectly own 100% of the shares or other equity interests of each Company Subsidiary free and clear of all liens and encumbrances, except for restrictions imposed by applicable securities laws. All shares or other equity interests of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or other similar rights, the applicable Company Subsidiary’s organizational documents, the terms of any applicable agreement or understanding to which the Company Subsidiary is a party, or Applicable Laws. As of the date of this Agreement, there are outstanding no securities of any Company Subsidiary convertible into, or exchangeable or exercisable for, shares of capital stock or other equity interests of a Company Subsidiary.

(d) Authority. The Company has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated herein and therein. Upon the adoption of this Agreement by the Company’s stockholders in accordance with the DGCL, the execution, delivery and performance of this

Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated herein or therein will have been duly and validly authorized by all necessary corporate and stockholder action on the part of the Company. Upon the adoption of this Agreement by the Company’s stockholders in accordance with the DGCL, no other proceedings on the part of the Company are necessary to authorize this Agreement and the other Transaction Documents to which the Company is a party, to perform the Company’s obligations hereunder and thereunder or for the Company to consummate the transactions contemplated herein and therein. This Agreement and each of the other Transaction Documents to which the Company is or will be a party has been, or upon execution and delivery thereof will be, duly and validly executed and delivered by the Company and, assuming that this Agreement and the other Transaction Documents to which the Company is a party constitute the valid and binding agreement of the other parties hereto and thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) (the “Equitable Exceptions”).

(e) No Conflict; Required Filings and Consents. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation by the Company of the transactions contemplated herein and therein will not, (i) violate, conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws; (ii) violate or conflict with, permit cancellation of or constitute a default (with or without due notice or lapse of time or both) under, require any consent of any Person pursuant to, result in the termination, modification, cancellation or acceleration of the maturity of, or result in the loss of any benefit or increase in any fee, liability, or other obligation under any of the terms, conditions or provisions of any Material Contract; (iii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate or conflict with any Applicable Law applicable to or binding upon the Company or by which or to which a material portion of the Company’s assets is bound; or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property, right or asset of the Company, except, in the case of clauses (ii), (iii) and (iv), for any such violations, conflicts, defaults, rights, losses or Liens that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Consent of any Governmental Authority or any Person is required by the Company in connection with the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party or the consummation by the Company of the transactions contemplated herein or therein, except for (A) the filing of a pre-merger notification and report form under the HSR Act, and the expiration or termination of the applicable waiting period thereunder, (B) the filing of a Certificate of Merger with the Secretary of State of Delaware, or (C) such Consents set forth on Section 3.1(e) of the Company Disclosure Schedule.

(f) Financial Statements.

(i) The Company has furnished or made available to Parent or its representatives copies of the (x) audited consolidated balance sheets of the Company Entities as of December 31, 2009 and a draft version of such balance sheets as of December 31, 2010, together with the audited consolidated statements of operations, cash flows and stockholders’ equity of the Company Entities for the fiscal year ended December 31, 2009 and draft versions of such statements for the fiscal year ended December 31, 2010, and the related notes thereto, accompanied by the reports thereon of PMB Helin Donovan, LLP, independent public accountants and (y) the unaudited consolidated balance sheets of the Company Entities as of March 31, 2011 (the “Latest Balance Sheet”), together with the unaudited consolidated statements of operations, cash flows and stockholders’ equity of the Company Entities for the period then ended (such financial statements collectively being referred to herein as the “Financial Statements,” and the draft version and final version of the audited consolidated balance sheets and statements of operations, cash flows and stockholders’ equity as of and for the period ended December 31, 2010, the “2010 Financial Statements”). The Financial Statements, together with the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and fairly present in all material respects the consolidated financial position of the Company Entities at the dates thereof and the consolidated results of the operations of the Company Entities for the respective periods indicated subject to (i) the absence of footnote disclosures in the unaudited financial statements and (ii) normal, recurring year-end adjustments in the unaudited financial statements that would not be reasonably expected to either individually, or in the aggregate, be material.

(ii) As of the date of this Agreement there is no material obligation or liability, contingent or otherwise, of the Company Entities that is not reflected or reserved against in the Latest Balance Sheet, other than liabilities that are either (A) liabilities incurred in the ordinary course of business and consistent with past practices of the Company Entities since the date of the Latest Balance Sheet; (B) any such liability that would not be required to be presented in unaudited interim financial statements of the Company Entities prepared in conformity with GAAP; or (C) liabilities for Company Transaction Costs that are being deducted from the Merger Consideration being paid to the Securityholders.

(iii) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(g) Absence of Changes. Since the Balance Sheet Date through the date of this Agreement, there has not occurred any changes, circumstances, effects, events, conditions, occurrences or facts (individually or in the aggregate) that have had or would reasonably be likely to have a Material Adverse Effect. Since the Balance Sheet Date, the Company Entities:

(i) have conducted their business in all material respects in the ordinary course of business and consistent with past practices of the Company Entities, including to (A) preserve substantially intact the Company Entities’ business organization as of the Balance Sheet Date and (B) preserve their relationships with customers, suppliers and others having business dealings with them as of the Balance Sheet Date;

(ii) have used commercially reasonable efforts to maintain the material tangible assets of the Company Entities in their physical condition as of the Balance Sheet Date, except for ordinary wear and tear;

(iii) other than in the ordinary course of business and consistent with past practices of the Company Entities, have not (A) amended, terminated or failed to use their commercially reasonable efforts to renew any Material Contract, (B) entered into, or taken any actions that would cause entry into any Material Contract (or contract that would be a Material Contract if in effect as of the Closing Date) or (C) waived, released or assigned any rights under any Material Contract (or contract that would be a Material Contract if in effect as of the Closing Date);

(iv) have not merged or consolidated with or into any other Person, dissolved or liquidated;

(v) except in the ordinary course of business and consistent with past practices of the Company Entities or as required by the terms and provisions of written contracts between the Company and an employee thereof as in existence on the Balance Sheet Date, have not (A) adopted or amended any Employee Benefit Plan or (B) increased in any manner the aggregate compensation or fringe benefits of any officer or employee of the Company Entities;

(vi) have not leased, licensed, assigned, pledged, sold or otherwise disposed of any material assets, or allowed any material Intellectual Property to expire or lapse, except in the ordinary course of business and consistent with past practices of the Company Entities;

(vii) except in connection with the replacement or refinancing of existing Debt, have not taken any action to mortgage, pledge or subject to any Lien any of their material assets;

(viii) have not made any changes to their respective methods of management or operation and, except as required by GAAP or by Applicable Law, have not changed any of the material accounting principles or practices used by the Company Entities;

(ix) have not paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practices of the Company Entities;

(x) have not entered into any waiver, release, assignment, compromise or settlement of any pending or threatened litigation involving any of the Company Entities or initiated any litigation against any customer or supplier of any of the Company Entities;

(xi) except in connection with the replacement or refinancing of existing Debt or under any contract or agreement for Debt in the ordinary course of business and consistent with past practices of the Company Entities, and except for current liabilities within the meaning of GAAP incurred in the ordinary course of business and consistent with past practices of the Company Entities, have not incurred or assumed any indebtedness for borrowed money, assumed, guaranteed, endorsed or otherwise become liable or responsible for the obligations of any other Person (other than endorsements of checks in the ordinary course) or made any loans, advances or capital contributions to, or investments in, any Person (other than advances to directors, officers and employees in the ordinary course of business and consistent with past practices of the Company Entities);

(xii)(A) have not changed their respective authorized or issued capital stock or issued, delivered, granted, awarded, encumbered or sold any securities of the applicable Company Entity, any securities that are convertible into or exchangeable for shares of capital stock of the applicable Company Entity or any direct or indirect rights in respect of the capital stock of the applicable Company Entity, including stock options, stock appreciation, restricted stock or restricted stock units, phantom stock, profit participation or similar rights, other than the issuance of shares of the applicable Company Entity’s common stock upon exercise of stock options or conversion of preferred stock outstanding as of the date of this Agreement, and (B) have not reclassified, combined, split, subdivided, redeemed or purchased or otherwise acquired, directly or indirectly, any of the outstanding capital stock of the applicable Company Entity; and

(xiii) have not authorized any of, or committed or agreed to take any of, the foregoing actions.

(h) Accounts Receivable; Bank Accounts. All Accounts Receivable reflected in the Balance Sheet and the Latest Balance Sheet are bona fide, arose in the ordinary course of business, are not subject to any setoffs of counterclaims and are carried at values determined in accordance with GAAP consistently applied and in accordance with historic past practice of the Company Entities less any reserves for doubtful accounts. No Person has any Lien (other than Permitted Liens) on any of such Accounts Receivable, and, to the Knowledge of the Company, no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable. Set forth on Section 3.1(h) of the Company Disclosure Schedule is a complete list of all banks or other financial institutions with which the Company has an account or maintains a safe deposit box or other custodial arrangement, showing the type and account number of each such account, safe deposit box and other custodial arrangement and the names of the individual employees, officers, or directors authorized as signatories thereon or to act or deal or have access in connection therewith.

(i) Compliance with Applicable Laws. Each Company Entity (i) is and operates its business and maintains its assets in compliance in all material respects with all Applicable Laws, including all applicable Health Care Laws, (ii) has not materially violated and has not received any notices of material non-compliance or violation or alleged material non-compliance or violation of any Applicable Laws and (iii) holds, to the extent required by Applicable Laws all material permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of its business (the “Company Permits”). Each Company Entity is in compliance in all material respects with the terms of the Company Permits and has not materially violated and has not received any notices of material non-compliance or violation or alleged material non-compliance or violation of any of the terms of the Company Permits. As of the date of this Agreement, no Action alleging any violation of Applicable Laws or applicable Health Care Laws has been initiated by any Governmental Authority with respect to any Company Entity, within the last five years. For purposes of this Section 3.1(i), the term “Applicable Laws,” as used in clause (i) above, shall not include any Environmental Laws, any Applicable Laws relating to Taxes or the subject matters of Sections 3.1(a), (o), (p) or (r).

(j) Absence of Litigation. As of the date of this Agreement, except for claims, actions, suits, inquiries, judicial or administrative proceedings, grievances, arbitrations, reviews or investigations that relate to the subject matters of Sections 3.1(o), (p) or (r), there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance or arbitration pending or, to the Knowledge of the Company, threatened against any Company Entity, nor are there any reviews or investigations relating to any Company Entity pending or, to the Knowledge of the Company, threatened in writing by or before any arbitrator or any Governmental Authority, nor does any Company Entity intend to initiate any legal action against any other Person.

(k) Insurance. Set forth on Section 3.1(k) of the Company Disclosure Schedule, as of the date of this Agreement, is a true, correct and complete list of all material workers’ compensation, title, fire, general liability, fiduciary liability, directors’ and officers’ liability, malpractice liability, theft and other forms of property and casualty insurance held by the Company Entities and all fidelity bonds that are material to the Company Entities. There is no claim by any Company Entity pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed in writing by the underwriters of such policies or bonds. All premiums due and payable under such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to Closing) and each Company Entity is otherwise in compliance in all material respects with the terms of such policies and bonds. Except for policies that have been, or are scheduled to be, terminated in the ordinary course of business and consistent with past practices of the Company Entities and in accordance with the terms thereof, each of the insurance policies set forth on Section 3.1(k) of the Company Disclosure Schedule is in full force and effect.

(l) Real Property. Other than the leasehold interests in the Leased Real Property, no Company Entity owns any real property. Set forth on Section 3.1(l) of the Company Disclosure Schedule is a list of all Leased Real Property as of the date of this Agreement. Each lease for the Leased Real Property is a valid, binding and enforceable obligation of the applicable Company Entity, except as the enforceability may be limited by the Equitable Exceptions, and (subject to any of such leases being terminated in the ordinary course of business and consistent with past practices of the Company Entities and in accordance with the terms thereof) is in full force and effect. The Company has delivered to Parent complete and accurate copies of all such leases and any operating agreements relating thereto. With respect to each Leased Real Property, (A) the applicable Company Entity is the tenant under a validly existing lease, free and clear of all Liens (other than Permitted Liens, easements, covenants, rights-of-way and other similar restrictions of record and Liens against the landlord of such Leased Real Property which would not reasonably be expected to materially impair the current uses or the occupancy by the applicable Company Entity of such Leased Real Property), leases, assignments, subleases, easements, covenants, rights of way and other similar restrictions of any nature whatsoever, other than those identified in the leases and operating agreements provided to Parent, (B) the applicable Company Entity is not and, to the Knowledge of the Company, no other party to the lease relating to such Leased Real Property is, in breach or violation of, or in default under, such lease in any material respect, (C) no event, occurrence, condition or act has occurred, is pending or, to the Knowledge of the Company, is threatened in writing, which, with the giving of notice, lapse of time, or the happening of any further event, occurrence, condition or act, would constitute a breach or default in any material respect by the applicable Company Entity or, to the Knowledge of the Company, any other party to such lease, under such lease, or give rise to a right of termination, cancellation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under any such leases, (D) to the Knowledge of the Company, there are no disputes, and (E) there are no oral agreements or forbearance programs between the Company and the applicable landlord as to any lease relating to the Leased Real Property in effect as to any lease relating to the Leased Real Property. No eminent domain or condemnation action is pending or, to the Company’s Knowledge, threatened, that would preclude or materially impair the use of any Leased Real Property. The applicable Company Entity’s current use of the Leased Real Property does not violate in any material respect any restrictive covenant that affects any of the Leased Real Property. All rent and other charges currently due and payable for any Leased Real Property have been paid, except for liabilities reflected or reserved against in the Financial Statements.

(m) Tangible Property. Section 3.1(m) of the Company Disclosure Schedule sets forth a list of each tangible personal property asset owned or leased by a Company Entity (other than assets with an individual value of not more than $25,000), specifying for each asset whether such asset is owned or leased. The applicable Company Entity is the true and lawful owner or lessee of and has exclusive, good and valid title to, or an exclusive and valid leasehold interest in, all personal property (tangible or intangible) reflected on the Balance Sheet or thereafter acquired, except that which has been sold or otherwise disposed of for fair value in the ordinary course of business since the Balance Sheet Date and not in violation of this Agreement, in each case free and clear of all Liens (other than Permitted Liens). All of the material fixtures and other material improvements to the Leased Real Property and all of the material tangible personal property of the applicable Company Entity (A) are in all material respects adequate and suitable for their present uses, (B) are in good working order, operating condition and state of repair (ordinary wear and tear excepted), and (C) have been maintained in all material respects in accordance with normal industry practice.

(n) Indebtedness and Liens.

(i) Section 3.1(n)(i) of the Company Disclosure Schedule lists each item of Debt identifying the creditor, including name and address, the type of instrument under which the Debt is owed, and the amount of the Debt as of the Business Day immediately prior to the date of this Agreement. With respect to each item of Debt, the applicable Company Entities are not in default, no payments are past due and no circumstance exists that, with notice, the passage of time or both, would reasonably be expected to constitute a default by such Company Entities under any item of Debt. No Company Entity has received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Debt that has not been fully remedied and withdrawn.

(ii) As of the date of this Agreement, all of the material assets of the Company Entities are free and clear of all Liens except (A) Permitted Encumbrances and (B) Liens set forth on Section 3.1(n)(ii) of the Company Disclosure Schedule (the Liens referred to in clauses (A) and (B) being “Permitted Liens”).

(o) Environmental Matters. As of the date of this Agreement:

(i) The operations of the Company Entities on the Leased Real Property comply, and have complied since August 2002, in all material respects with all applicable Environmental Laws.

(ii) No judicial or administrative proceedings or investigations are pending or, to the Knowledge of the Company, threatened against any of the Company Entities alleging the violation of, non-compliance with or liability under any applicable Environmental Laws, and, as of the date of this Agreement, no notice, request for information, inquiry or directive from any Governmental Authority or any private or public Person has been received by any of the Company Entities claiming any violation of, non-compliance with or liability under any applicable Environmental Laws, or requiring any information, investigation, remediation, clean-up, modification, repairs, work, construction, alterations or installations on any Leased Real Property. There are no facts, circumstances or conditions that could reasonably be expected to form the basis of any such judicial or administrative proceeding, investigation, notice, request for information, inquiry or directive.

(iii) All material permits, registrations, licenses, authorizations and approvals required to be obtained or filed by any of the Company Entities under any applicable Environmental Laws in connection with the operations of the Company Entities or, to the Knowledge of the Company, the Leased Real Property have been duly obtained or filed and are each in full force and effect, and the Company Entities are in compliance, and have been in compliance since August 2002, in all material respects with the terms and conditions of all such permits, registrations, licenses, authorizations and approvals. A true and correct list of all such permits, registrations, licenses, authorizations and approvals is set forth on Section 3.2(o)(iii) of the Company Disclosure Schedule.

(iv) No Company Entity has received any written notification from any Governmental Authority advising any of the Company Entities that (A) it is a potentially responsible party under CERCLA or any other applicable Environmental Laws; (B) any

Leased Real Property is identified or proposed for listing as a federal National Priorities List (“NPL”) (or state-equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) (or state-equivalent) site; or (C) any facility to which it currently transports or otherwise arranges for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state-equivalent) site or CERCLIS (or state-equivalent) site.

(v) To the Knowledge of the Company, there has been no Release or threatened Release of any Hazardous Substance at, in, on, under or from the Leased Real Property or any real property formerly owned, leased or operated by any Company Entity. To the Knowledge of the Company, there are no underground storage tanks or surface impoundments on the Leased Real Property or any real property formerly owned, leased or operated by any Company Entity.

(vi) No Company Entity has entered into or assumed by contract any liability under any Environmental Law.

(vii) The Company Entities have furnished to Parent copies of all environmental assessments, reports and audits in their possession, custody or control relating to the Leased Real Property or any real property formerly owned, leased or operated by any Company Entity. Section 3.1(o)(vii) of the Company Disclosure Schedule sets forth a list of all such environmental assessments, reports and audits.

(p) Taxes.

(i)(A) All material Tax Returns required to be filed by or on behalf of each of the Company Entities have been timely filed; (B) all such Tax Returns are correct and complete in all material respects; (C) none of the Company Entities has requested or been granted any extension of time to file any Tax Return that has not been filed; (D) each of the Company Entities has paid all material Taxes due and owing by it (whether or not such Taxes are shown or required to be shown on any Tax Return); and (E) all withholding Tax requirements imposed on or with respect to each of the Company Entities have been satisfied in full in all material respects.

(ii) As of the date of this Agreement, there is not in force any waiver or agreement for any extension of time for the assessment or payment of any material Tax by any of the Company Entities.

(iii) As of the date of this Agreement, no outstanding material claim, assessment or deficiency against any of the Company Entities for any Taxes has been asserted in writing by any Government Authority.

(iv) There is no existing Tax sharing agreement that may or will require that any payment be made by or to any of the Company Entities on or after the Effective Time.

(v) Section 3.1(p)(v) of the Company Disclosure Schedule lists all Tax Returns that have been audited by any Taxing Authority for taxable periods ending on or after December 31, 2007. All deficiencies asserted by any Taxing Authority arising from such audits have been paid in full. The Company has delivered to Parent correct and complete copies of all material correspondence, examination reports, statements of deficiency, notices of proposed adjustment, and all responses thereto, relating to any such audit. No material Tax audits or administrative or judicial proceedings or investigations are being conducted, pending or, to the Knowledge of the Company, threatened with respect to any of the Company Entities.

(vi) During the prior six years, no Taxing Authority has proposed, assessed, or asserted any deficiency or adjustment for any material Tax with respect to the Company Entities. To the Knowledge of the Company, there are no proposed reassessments by any Taxing Authority of the value or other tax base of any property owned by any of the Company Entities.

(vii) None of the Company Entities (A) is or has ever been a member of any affiliated, consolidated, combined or unitary group, other than a group the common parent of which was the Company, (B) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, or (C) has liability for Taxes of any other Person (other than the Company Entities) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(viii) Section 3.1(p)(viii) of the Company Disclosure Schedule sets forth a list of all jurisdictions in which the Company Entities are subject to any material Tax. To the Knowledge of the Company, within the last three years no Taxing Authority has claimed or asserted in writing that any of the Company Entities are subject to Tax in any jurisdiction in which the Company Entities are not currently filing Tax Returns.

(ix) There are no Liens for Taxes upon any of the Company Entities’ assets, other than for Permitted Encumbrances.

(x) None of the Company Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (A) adjustment pursuant to Section 481 of the Code associated with a change of accounting method that is effective on or before the date of this Agreement; (B) closing agreement or other agreement with any Governmental Authority executed on or before the date of this Agreement; (C) transaction entered into on or before the date of this Agreement and treated under the installment method, long-term contract method, cash method, or open transaction method of accounting; or (D) election under Section 108(i) of the Code to defer debt discharge income.

(xi) None of the Company Entities is the subject of any private letter ruling or similar ruling issued by any Governmental Authority.

(xii) None of the Company’s assets: (A) is property required to be treated as owned by another Person pursuant to former Section 168(f)(8) of the Code; (B) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (C) directly or indirectly secures any debt the interest on which is excludable from gross income under Section 103(a) of the Code.

(xiii) None of the Company Entities has ever distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(xiv) None of the Company Entities is or has been a United States real property holding corporation within the meaning of Section 897 of the Code during the 5-year period that will end on the date of this Agreement.

(xv) None of the Company Entities has made any payment or incurred any liability, and none of the Company Entities is or will become obligated to make any payment or incur any liability (under any contract, agreement, plan or arrangement covering any Person) that would be, individually or in the aggregate: (A) an “excess parachute payment within the meaning of Section 280G of the Code, or (B) not fully deductible by any of the Company Entities by reason of Section 162(m) of the Code.

(q) Material Contracts.

(i) Set forth on, or incorporated by reference into, Section 3.1(q) of the Company Disclosure Schedule, as of the date of this Agreement, is a list of all Material Contracts to which any Company Entity is a party or by which it is otherwise bound. A true, correct and complete copy of each Material Contract has been furnished or made available to Parent or its representatives.

(ii) Each Material Contract is in full force and effect and constitutes the valid, legal and binding obligation of the Company Entity that is a party, and, to the Knowledge of the Company, of the counterparties thereto and is enforceable in accordance with its terms, except as enforceability may be limited by the Equitable Exceptions. Neither the applicable Company Entity, nor, to the Knowledge of the Company, any other party to such Material Contract is in breach or default in any material respect under any such Material Contract.

(iii) No notice, waiver, consent or approval is required (or the lack of which would give rise to a right of termination, cancellation or acceleration of, or entitle any party to accelerate, whether after the giving of notice or lapse of time or both, any obligation under the Material Contracts) under or relating to any Material Contract in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby, and, immediately following the Effective Time, each Material Contract will continue to be in full force and effect and valid, binding and enforceable in accordance with its terms.

(iv) No counterparty to any Material Contract has canceled, terminated or modified or, to Knowledge of the Company, has threatened to cancel, terminate or modify any such Material Contract. To the Knowledge of the Company, there are no renegotiations of, attempts or requests to renegotiate or outstanding rights to renegotiate any Material Contract with any Person.

(v) To the Knowledge of the Company, as of the date of this Agreement, there has not occurred any event that (with the lapse of time or the giving of notice or both) would constitute a material default under any Material Contract by any of the Company Entities.

(r) ERISA Compliance.

(i) Set forth on Section 3.1(r)(i) of the Company Disclosure Schedule, as of the date of this Agreement, is a list of all Employee Benefit Plans.

(ii) Each of the Employee Benefit Plans is, and has been, operated, maintained and administered in all material respects in accordance with its terms and in compliance in all material respects with the requirements provided by any and all applicable laws, statutes, orders or governmental rules or regulations currently in effect, including ERISA, the Code, COBRA, the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010.

(iii) No Employee Benefit Plan is or has been subject to any of the following: (i) Title IV of ERISA or Section 302 of ERISA; (ii) Section 3(37) of ERISA; or (iii) any of Sections 501(c)(9), 419, 419A, 412 or 412(i) of the Code, respectively. Neither the Company nor any ERISA Affiliate has been required or obligated to contribute to any “multiemployer plan” as described in Section 3(37) of ERISA.

(iv) True, correct and complete copies of each of the Employee Benefit Plans and related trust documents and the most recent favorable determination or opinion letter, if applicable, have been furnished or made available to Parent or its representatives, along with the three most recent reports filed on Form 5500 and summary plan description with respect to each such Employee Benefit Plan required to file a Form 5500. As of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened in writing against, or with respect to, any of the Employee Benefit Plans. To the Knowledge of the Company, as of the date of this Agreement, there is no matter pending with respect to any of the Employee Benefit Plans before the Internal Revenue Service or the Department of Labor.

(v) Each Employee Benefit Plan may be amended, modified, terminated or otherwise discontinued by its respective sponsor at any time without material liability to the Company or any ERISA Affiliate, except (A) with respect to any individual employment or severance agreements, (B) as set forth in Section 411(d)(3) of the Code or (C) as to benefits accrued prior to such amendment, modification, termination or discontinuation.

(vi) Except as otherwise provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in a connection with any other pre-Closing event, (A) entitle any current or former director, employee or consultant of the Company to severance pay, unemployment compensation or any other payment, (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, employee or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person or (C) result in the payment or series of payments by the Company or an ERISA Affiliate to any Person of an “excess parachute payment” within the meaning of Section 280G of the Code.

(vii) No Employee Benefit Plan, other than a pension plan described in Section 3(2) of ERISA, a severance plan or as required by COBRA, provides benefits to any individual after termination of employment. Except for any severance, health flexible spending account or health reimbursement account, no material Employee Benefit Plan is self-funded.

(viii) Each Employee Benefit Plan providing for “deferred compensation” within the meaning of Section 409A of the Code is and has been since January 1, 2005 in compliance, as to both form and operation, with Section 409A of the Code. No Option, stock appreciation right or Employee Benefit Plan providing for any type of stock right or related to the equity of the Company or any ERISA Affiliate provides for “deferred compensation” within the meaning of Section 409A of the Code.

(s) Labor.

(i) There are no collective bargaining or other labor union agreements to which any of the Company Entities is a party or by which it is bound. As of the date of this Agreement, no Company Entity (A) is engaged in any unfair labor practices, or has any unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the Knowledge of the Company, threatened in writing against it, or (B) has received any written notice of any charges, complaints or proceedings pending or, to the Knowledge of the Company, threatened in writing against it before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Authority responsible for regulating or hearing cases regarding employment practices. No collective bargaining agreement is currently being negotiated by any of the Company Entities, and there is no strike or other labor dispute involving any Company Entity pending or, to the Knowledge of a Company Entity, threatened in writing.

(ii) No Company Entity is aware that any officer or key employee, or that any group of key employees, intends to terminate his, her or their employment with the applicable Company Entity, nor does any of the Company Entities have a present intention to terminate the employment of any of the foregoing.

(iii) Section 3.1(s)(iii) of the Company Disclosure Schedule contains a complete and accurate list of all employees and consultants of the Company Entities, indicating name, job title or status as a consultant, full or part time commitment, date of commencement of employment or consulting arrangement, name of Company Entity employed by or affiliated with, place of work, annual base salary, last bonus payment and period for which bonus was paid and summary of change of control benefits.

(iv) Section 3.1(s)(iv) of the Company Disclosure Schedule sets forth each employment agreement (other than at-will offer letters with no severance, change in control benefits, or guaranteed terms or payments) in effect as of the date of this Agreement, and the Company has made each such employment agreement available to Parent and Merger Subsidiary (whether in a “data room” or otherwise). Other than such disclosed agreements, the employment of each officer and employee of each of the Company Entities is terminable at the will of such Company Entity, without further obligation by such Company Entity.

(v) Section 3.1(s)(v) of the Company Disclosure Schedule sets forth each agreement between a Company Entity and a consultant or independent contractor in effect as of the date of this Agreement, and the Company has made each such consultant or independent contractor agreement available to Parent and Merger Subsidiary (whether in a “data room” or otherwise). Other than such disclosed agreements, the engagement of each consultant or independent contractor of each of the Company Entities is terminable at the will of such Company Entity, without further obligation by such Company Entity.

(vi) The Company has made available (whether in a “data room” or otherwise) to Parent and Merger Subsidiary copies of all written material employee manuals, handbooks, policies or procedures in effect as of the date of this Agreement relating to the employment of the current employees of Company Entities.

(vii) Each Company Entity is in compliance in all material respects with all Applicable Laws, statutes and regulations governing or concerning conditions of employment, including those related to employment discrimination and harassment, wages, hours, occupational safety and health, collective bargaining, independent contractor classification, workers’ compensation, and the payment and withholding of taxes and other sums as required by appropriate Governmental Authority.

(viii) No Company Entity is delinquent in any material payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for a Company Entity, and each Company Entity has withheld and paid to the appropriate Governmental Authority all amounts required to be withheld from its employees and is not liable for any arrears of wages, taxes penalties or other sums related to any of the foregoing.

(ix) To the Knowledge of each Company Entity, no employee of a Company Entity is in violation, in any material respect, of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by any Company Entity because of the nature of the business conducted or presently proposed to be conducted by any Company Entity.

(t) Intellectual Property.

(i) Set forth on Section 3.1(t)(i)(a) of the Company Disclosure Schedule, as of the date of this Agreement, is a list of all issued patents and registered trademarks, copyrights and domain names, and pending applications for any of the foregoing (the “Registered Intellectual Property”), exclusively owned (unless otherwise indicated) or licensed by any of the Company Entities, and if licensed, the name(s) of the licensor(s). Section 3.1(t)(i)(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all express license and similar agreements granting any right (whether contingent or otherwise) to use or practice any rights under any Intellectual Property owned or licensed by any Company Entity, indicating for each such agreement whether the Company Entity is the licensee or licensor thereunder.

(ii) Subject to Section 3.1(t)(iii) and the Knowledge qualification set forth therein, the applicable Company Entity owns or has the license or right to use all Intellectual Property currently used and necessary to conduct its business as presently conducted or as currently held for future use with respect to those products and services set forth in Section 3.1(t)(ii) of the Disclosure Schedule that the Company proposes to commercialize (the “Proposed Conduct”). No Company Entity has granted any licenses or other rights to any third party with respect to any Intellectual Property owned or licensed by a Company Entity.

(iii) To the Knowledge of the Company, the conduct of the business as presently conducted by the Company Entities and the Proposed Conduct does not infringe or misappropriate the Intellectual Property of any third party. To the Knowledge of the Company, the Intellectual Property owned or licensed by the Company Entities is valid and enforceable. There are no pending legal proceedings, nor has any of the Company Entities received any written notice, with respect to (A) any alleged infringement or misappropriation by a Company Entity of the Intellectual Property of any third party or (B) any challenge regarding the validity, enforceability, ownership or license of any of the Company Entities of any Registered Intellectual Property, and to the Knowledge of the Company, there is not reasonable basis for any such claim. To the Knowledge of the Company, any and all IP Consultants (as defined below) who are under contract with the Company to provide certain technology to the benefit of the Company have full and complete rights to so provide such technology. There are no pending legal proceedings, nor has any of the Company Entities sent any written notice, with respect to any alleged infringement or misappropriation of any material Intellectual Property owned or licensed by any of the Company Entities by any third party.

(iv) To the Knowledge of the Company, as of the date of this Agreement, no third party is infringing the Intellectual Property owned or exclusively licensed by any of the Company Entities.

(v) Other than with respect to commercially available software products under standard end-user object code license agreements and those agreements identified in Section 3.1(t)(v)(a) of the Company Disclosure Schedule, there are no outstanding options, licenses, agreements, claims, liens, encumbrances or shared ownership interests, including any rights of any governmental agency, of any kind, relating to the Intellectual Property owned or licensed by any of the Company Entities. No Company Entity is bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, know how, licenses, information, proprietary rights and processes of any other Person except those agreements identified in Section 3.1(t)(v)(b) of the Company Disclosure Schedule.

(vi) Each of the Company Entities has taken all commercially reasonable security measures to protect the secrecy, confidentiality, and value of all trade secrets, know-how, processes, standard operating procedures, proprietary software and technical data required to conduct its business as now conducted and the Proposed Conduct.

(vii) Each employee and consultant who has created any portion of, or otherwise who would have any rights in or to, the Intellectual Property of any of the Company Entities (an “IP Employee” or an “IP Consultant”, as applicable) has executed and delivered to the appropriate Company Entity an agreement regarding the protection of confidential and proprietary information of the appropriate Company Entity and has assigned to the applicable Company Entity all intellectual property rights he or she owns that are related to the business of the Company Entities as now conducted and the Proposed Conduct.

(viii) To the Knowledge of the Company, no Company Entity has engaged in any conduct, or omitted to perform any necessary act, the result of which could invalidate or adversely affect the enforceability of the Intellectual Property owned or licensed by the Company Entities.

(ix) Each Company Entity is in compliance in all material respects with and has not breached, violated or defaulted under, or received written notice that they have breached, violated or defaulted under, any of the terms or conditions of any license, sublicense or other agreement to which the Company Entity is a party or is otherwise bound relating to any of the Intellectual Property owned or licensed by any Company Entity, nor to the Knowledge of the Company, has there been any event or occurrence that would reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both). To the Knowledge of the Company, each such agreement is in full force and effect. No Company Entity is in default under any such agreement, nor to the Knowledge of the Company, is any Person obligated to any Company Entity pursuant to any such agreement in default thereunder. Immediately following the Closing Date, the Surviving Corporation (together with the other Company Entities) will be permitted to continue to exercise all of the Company Entities’ rights under such contracts, licenses and agreements to the same extent the Company Entities would have been able to had the Merger not occurred and without the payment of any additional amounts or consideration other than fees, royalties or payments which the Company Entities would otherwise have been required to pay had the Merger not occurred. Except (A) for those agreements for which the payment of consideration is to be negotiated in the future or (B) for those agreements for which the amount of consideration payable is based upon royalties due from the sale or sublicense of licensed products, neither the Surviving Corporation nor any of the Company Entities is obligated to provide any consideration (whether financial or otherwise) to any third Person, nor is any third Person entitled to any consideration, greater than $100,000 annually with respect to any exercise of rights by the Company or any of the Company Entities or the Surviving Corporation, as successor to the Company or any of the Company Entities, in the Intellectual Property owned or licensed by the Company Entities.

(x) The consummation of the Merger will not alter, impair or otherwise affect any rights of any Company Entity or the Surviving Corporation in any Intellectual Property owned or licensed by any Company Entity immediately prior to consummation of the Merger.

(xi) The Company Entities have obtained from all parties (including IP Employees and current or former IP Consultants and subcontractors) who have created any portion of, or otherwise who would have any rights in or to, the Intellectual Property owned or used by the Company Entities, valid and enforceable written assignments of any such Intellectual Property and all underlying works, inventions, improvements or other rights, to the Company Entities. To the Knowledge of the Company, no IP Employee, IP Consultant or former IP Consultant of any of the Company Entities has ever excluded any Intellectual Property from any written assignment executed by any such Person in connection with work performed for or on behalf of any of the Company Entities. All amounts payable by any of the Company Entities to IP Consultants and former IP Consultants have been paid in full.

(u) Related Party Transactions. To the Knowledge of the Company, no officer or director of a Company Entity, nor any record or beneficial owner of five percent or more of the voting securities of a Company Entity, nor any member of his or her immediate family, is, directly or indirectly, a party to or interested in any contract or agreement with any of the Company Entities.

(v) Product Warranties and Liability; Services. Set forth on, incorporated by reference in or otherwise contained in the contracts set forth on Section 3.1(v) of the Company Disclosure Schedule, as of the date of this Agreement, are the express product warranties or services warranties of the Company Entities. Each product or service developed, manufactured, sold, licensed, leased or delivered by any Company Entity conforms and has been in conformity in all material respects with the specifications for such products and services, all applicable contractual commitments and all applicable express and implied warranties. There are no (A) outstanding product liability claims or, to the Knowledge of the Company, threatened product liability claims, that relate to any product of a Company Entity or (B) outstanding claims or, to the Knowledge of the Company, threatened claims, for the breach of any express or implied warranty with respect to any product of a Company Entity other than those incurred in the ordinary course of business which are not, individually or in the aggregate, material in amount. There are no claims pending, or to the Knowledge of the Company, threatened against any Company Entity relating to any services provided by any Company Entity.

(w) Broker’s Commissions. No Company Entity has, directly or indirectly, entered into any agreement with any Person that would obligate Parent or any of the Company Entities to pay any commission, brokerage fee or finder’s fee in connection with the transactions contemplated herein.

(x) Certain Business Practices. Neither any Company Entity nor, to the Knowledge of the Company, any directors, officers, agents or employees of any Company Entity, has, directly or indirectly (i) used any funds of a Company Entity for unlawful contributions, gifts, entertainment or other unlawful expenses; (ii) made, promised or authorized the making of any unlawful payment or the unlawful provision of anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, (iii) made any payment with Company Entity funds or improperly provided anything of value in the nature of bribery, or (iv) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose. To the extent applicable to a Company Entity, such Company Entity has at all times been in full compliance with all EU, Organization for Economic Co-operation and Development and Council of Europe anti-bribery rules applicable in the Major European Markets and national anti-bribery rules in force in the Major European Markets.

(y) Business Relations. Since January 1, 2010, (i) no Company Entity has received written notice from any Person regarding the intent of any customer or supplier of the applicable Company Entity to cease or substantially reduce its purchase of products or services from, or provision of products and services to, such Company Entity, (ii) no Company Entity has engaged in a material controversy or dispute with any customers or suppliers and (iii) there has not occurred any change in any Company Entity’s relationship with any material customer or supplier of such Company Entity that, in each case of clauses (i), (ii) and (iii) would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(z) Payment Programs. All Payment Programs in which the Company participates are listed in Section 3.1(z) of the Disclosure Schedule (the “Company Payment Programs”). As of the date of this Agreement, the Company is participating, in good standing, in the Company Payment Programs and is in compliance in all material respects with the regulations, rules, and other requirements of participation in the Company Payment Programs. There are no pending or, to the Knowledge of the Company, threatened Actions relating to the Company’s participation in any Payment Program. The Company is not subject to any pre-payment review or other utilization review by any Payment Program. No Payment Program has requested or threatened any recoupment, refund, or set-off from the Company, and there is no basis therefor, except with respect to recoupments and refunds in the ordinary course of business. No Payment Program has imposed a fine, penalty, or other sanction on the Company. The Company has not been excluded from participation in any Payment Program. All billing practices of the Company and all predecessors in interest thereof with respect to all Payment Programs have been true, fair, and correct and in compliance with all Applicable Laws, and all regulations and policies of all such Payment Programs, and the Company has not billed for or received any payment or reimbursement in excess of amounts permitted by law or the rules and regulations of Payment Programs or contracts therewith.

(aa) Employees/Agents. Each employee or agent of each Company Entity required to be licensed by a Governmental Authority, professional body or medical body has such licenses, such licenses are in full force and effect, and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to result in any such licenses being suspended, revoked or otherwise to lapse. Neither any Company Entity nor, to the Knowledge of the Company, any of its current or former directors, officers, employees or Affiliates has been excluded, suspended, debarred or otherwise sanctioned by any Governmental

Entity, including the Department of Health and Human Services Office of Inspector General or the General Services Administration. To the Knowledge of the Company, no Company Entity has arranged or contracted, by employment or otherwise, with an individual or entity that has been excluded, suspended, debarred, or otherwise sanctioned by any Governmental Entity, including the Department of Health and Human Services Office of Inspector General or the General Services Administration.

(bb) Data Privacy and Security. Each Company Entity conducts its business in compliance with all applicable laws governing the privacy and security of health information and personal data, including applicable provisions of the Health Insurance Portability and Accountability Act of 1996, and the regulations promulgated thereunder as amended by the Health Information Technology for Economic and Clinical Health Act, Title XIII of Division A of the American Recovery and Reinvestment Act of 2009 (collectively “HIPAA”); and analogous state statutes governing the privacy and security of health information and personal data. Additionally, the Company’s collection, use, processing and transfer of “personal data” by each Company Entity complies with Directive 95/46/EC and local implementations thereof, to the extent applicable.

(cc) Accuracy of Information Furnished; Full Disclosure. This Agreement (including the Company Disclosure Schedule) does not, and each Transaction Document will not, (i) contain any representation, warranty, or information that is false or misleading with respect to any material fact or (ii) to the Knowledge of the Company, omit to state any material fact necessary in order to make the representations, warranties, and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

3.2 Representations and Warranties of Parent and Merger Subsidiary. Except as set forth on the Parent Disclosure Schedule (each reference contained herein to the Parent Disclosure Schedule qualifies the referenced representation and warranty to the extent specified therein and such other representations and warranties contained herein (regardless of whether such representation or warranty contains an express reference to the Parent Disclosure Schedule) to the extent that it is reasonably apparent from a reading of such disclosure item that it would also apply to such other representation or warranty), as of the date of this Agreement (except to the extent such representations and warranties speak expressly as of an earlier date), Parent and Merger Subsidiary jointly and severally represent and warrant to the Company as follows:

(a) Organization, Good Standing and Other Matters. Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign entity in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not materially impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated in this Agreement. Parent directly owns all of the issued and outstanding capital stock of Merger Subsidiary, free and clear of all Liens. True, correct and complete copies of the certificate of incorporation and bylaws of Parent and Merger Subsidiary, in each case as in effect on the date of this Agreement, have been furnished to the Company or its representatives. The certificate of incorporation and bylaws of Parent and Merger Subsidiary are in full force and effect. The minute books of Parent and Merger Subsidiary made available to counsel for the Company are the only minute books of Parent and Merger Subsidiary and contain accurate summaries, in all material respects, of all material meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of Parent and Merger Subsidiary, respectively.

(b) Authority. Each of Parent and Merger Subsidiary has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the other Transaction Documents by each of Parent and Merger Subsidiary and the consummation of the transactions contemplated herein and therein have been duly authorized by all necessary corporate or stockholder action on the part of each of Parent and Merger Subsidiary. No other proceedings on the part of Parent and Merger Subsidiary are necessary to authorize this Agreement and the other Transaction Documents to which Parent and Merger Subsidiary is a party, to perform the obligations of Parent and Merger Subsidiary hereunder and thereunder or for Parent and Merger Subsidiary to consummate the transactions contemplated herein and therein. This Agreement and the other Transaction Documents to which Parent and Merger Subsidiary is or will be a party have been, or upon execution and delivery will be, duly and validly executed and delivered by each of Parent and Merger Subsidiary and, assuming that this Agreement and the other Transaction Documents constitute the valid and binding agreement of the other parties thereto, constitute, or upon execution and delivery will constitute, the valid and binding obligations of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with their respective terms and conditions, except that the enforcement hereof and thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(c) No Conflict; Required Filings and Consents. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the other Transaction Documents to which either is a party do not, and consummation of the transactions contemplated herein and therein will not, (i) violate, conflict with, or result in any breach of any provisions of the certificate of incorporation or bylaws of Parent or Merger Subsidiary; (ii) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any material contract, loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement, or other instrument or obligation, to which Parent or Merger Subsidiary is a party or by which Parent or Merger Subsidiary or any material portion of its respective assets is bound; or (iii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any Applicable Law binding upon Parent or Merger Subsidiary or by which it or any material portion of its respective assets is bound, except, with respect to clauses (ii) and (iii), such violations, conflicts, breaches or defaults as would not interfere with the ability of Parent to perform its obligations under this Agreement and the other Transaction Documents to which it is a party. No Consent of any Governmental Authority is required by or with respect to Parent in connection with the execution, delivery and performance by Parent or

Merger Subsidiary of this Agreement and the other Transaction Documents to which either of them is a party or the consummation of the transactions contemplated herein and therein, except for (A) the filing of a pre-merger notification and report form under the HSR Act and the expiration or termination of the applicable waiting period thereunder, (B) the filing of the Certificate of Merger with the Secretary of State of Delaware, and (C) such Consents, the failure of which to obtain would not interfere with the ability of Parent or Merger Subsidiary to perform its respective obligations under this Agreement and the other Transaction Documents to which either of them is or will be a party.

(d) Litigation. As of the date of this Agreement, there is no action, suit or judicial or administrative proceeding pending or, to the Knowledge of Parent or Merger Subsidiary, threatened in writing against Parent or Merger Subsidiary relating to the transactions contemplated by this Agreement or which, if adversely determined, would adversely affect the ability of Parent or Merger Subsidiary to perform its obligations and agreements under this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated herein and therein.

(e) Brokers or Finders. Neither Parent, nor Merger Subsidiary nor any Affiliate of either of them has, directly or indirectly, entered into any agreement with any Person that would obligate the Company or any Securityholder to pay any commission, brokerage fee or finder’s fee in connection with the transactions contemplated herein.

(f) Financing. Parent has cash available or has existing borrowing facilities or firm financing commitments that together are sufficient to enable it to make the payments contemplated hereunder and to consummate the transactions contemplated hereby and by each Transaction Document.

(g) Solvency; Surviving Corporation After the Merger. Neither Parent nor Merger Subsidiary is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors. At and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, the Surviving Corporation (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) will have adequate capital and liquidity with which to engage in its business; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

ARTICLE IV

COVENANTS OF THE COMPANY

4.1 Conduct of Business. Except as contemplated by or otherwise permitted under this Agreement or in Schedule 4.1 or to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed, and which consent may be given by e-mail or other electronic transmission), from the date of this Agreement until the Closing, the Company covenants and agrees with Parent that the Company shall not, and shall cause the other Company Entities not to:

(a) fail to act in the ordinary course of business and consistent with past practices of the Company Entities to (i) preserve substantially intact the Company Entities’ present business organization and (ii) preserve its present relationships with customers, suppliers and others having business dealings with it;

(b) fail to use commercially reasonable efforts to maintain the material tangible assets of the Company Entities in their current physical condition, except for ordinary wear and tear;

(c) except for amendments, terminations or non-renewals in the ordinary course of business and consistent with past practices of the Company Entities, materially amend, terminate or fail to use its commercially reasonable efforts to renew any Material Contract;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(e) except in the ordinary course of business and consistent with past practices of the Company Entities or as required by the terms and provisions of this Agreement or any written contracts between any of the Company Entities and an employee thereof as in existence on the date of this Agreement, (i) adopt or amend any Employee Benefit Plan, (ii) increase in any manner the aggregate compensation or fringe benefits of any officer or employee of any of the Company Entities, (iii) grant any severance or termination pay to any current or former officer, director or employee of a Company Entity, (iv) hire any new officer or appoint or approve the appointment of any senior executive officer of the Company, in each case holding an office of Vice President or higher, or (v) hire or enter into or amend any agreement with any employee or consultant of any Company Entity that is not terminable at will by the Company and without liability to the Company, the Surviving Corporation and Parent;

(f) lease, license, dispose of or otherwise encumber any assets, except in the ordinary course of business and consistent with past practices of the Company;

(g) take any action to mortgage, pledge or subject to any Lien any of its material assets;

(h) except as required by GAAP or by Applicable Law, change any of the material accounting principles or practices used by the Company Entities;

(i) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practices of the Company Entities;

(j) except for the issuance of shares of capital stock of the Company issuable upon the conversion of the Convertible Note or exercise of any Options, the Warrants or other rights set forth on the Company Disclosure Schedule, or as required by the terms of any written contracts between the Company and an employee thereof as in existence on the date of this Agreement, issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock or voting securities of any class or any securities convertible into or exercisable or exchangeable for shares of capital stock or voting securities of any class (except for the issuance of certificates in replacement of lost certificates);

(k) amend the Certificate of Incorporation or Bylaws;

(l) except under any contract or agreement for Debt in the ordinary course of business and consistent with past practices of the Company Entities, and except for current liabilities within the meaning of GAAP incurred in the ordinary course of business and consistent with past practices of the Company Entities, incur or assume any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person (other than endorsements of checks in the ordinary course) or make any loans, advances or capital contributions to, or investments in, any Person (other than advances to directors, officers and employees in the ordinary course of business and consistent with past practices of the Company Entities);

(m)(i) change in any material respect any Tax election; (ii) change any material Tax accounting period or method; (iii) settle any material Tax claim or assessment; (iv) surrender any right to claim a refund of Taxes; or (v) consent to any extension or waiver of the limitations period for the assessment of any Tax;

(n) become a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code;

(o) commence a lawsuit other than (i) for the routine collection of bills or (ii) for breach of this Agreement;

(p) make any capital expenditures, capital additions or capital improvements other than expenditures contemplated by the Company’s plans and budgets presented to Parent prior to the date hereof or in the ordinary course of business consistent with past practice;

(q) transfer or otherwise dispose of any material right, title or interest of a Company Entity in any Intellectual Property or grant a license to any such Registered Intellectual Property to any third party, in each case other than in the ordinary course of business consistent with past practice;

(r) take or omit to take any action which, if taken or omitted to be taken between the Balance Sheet Date and the date of this Agreement would have been required to be disclosed on Section 3.1(g) of the Company Disclosure Schedule; or

(s) authorize any of, or commit or agree to take any of, the foregoing actions.

4.2 Access and Information. Until the Closing, the Company shall, during normal business hours, and upon reasonable notice, make available and provide Parent and its representatives (including its employees, accountants and counsel) with reasonable access to the facilities and properties of the Company Entities and to all information, files, documents, books, records (written and computer) and Tax Returns of the Company Entities and all other information with respect to the business, finances, products, services, ongoing disputes, litigation, technology and personnel of the Company Entities, together with the opportunity, at the sole cost and expense of Parent, to make copies of such materials and to discuss the business, finances, products, services, ongoing disputes, litigation, technology and personnel of the Company Entities with such directors, officers and counsel for the Company as Parent may reasonably request for the purposes of familiarizing itself with the Company Entities. Notwithstanding the foregoing provisions of this Section 4.2, (i) Parent and its representatives shall not be permitted to review or have access to any documents, the disclosure of which would violate Applicable Law or result in a breach of attorney-client, work-product or similar privilege and (ii) Parent and its representatives shall not have access to personnel records of the Company Entities relating to individual performance or evaluation records, medical histories or other information that in Company’s good faith opinion is sensitive or the disclosure of which could subject the Company to risk of liability (provided, that Parent or its representatives shall not be prohibited from accessing such information pursuant to a valid court order). The Company will provide Parent and its representatives copies of internal financial statements promptly upon request. Except as disclosed in the Company Disclosure Schedule, no information or knowledge obtained in any investigation pursuant to this Section 4.2 or otherwise shall affect or be deemed to modify or qualify any representation or warranty of the Company or the conditions to the obligations of the parties to consummate the Merger. All information provided pursuant to this Agreement will remain subject in all respects to the Confidentiality Agreement and Section 6.3.

4.3 Third-Party Consents. After the date of this Agreement and prior to the Closing, the Company shall use its commercially reasonable efforts, but excluding making any payments unless made in the Company’s sole and absolute discretion, to obtain the Consent from any party to a Material Contract that is set forth on the Company Disclosure Schedule.

4.4 Insurance. The Company shall use commercially reasonably efforts to keep all insurance policies covering the Company Entities currently in effect, or comparable replacements therefor, in full force and effect through the Effective Time and to cause such insurance policies to be in full force and effect immediately following the Effective Time.

4.5 Notification of Certain Matters. The Company shall give prompt notice to Parent of (a) the occurrence, or failure to occur, of any event of which it has Knowledge that has caused any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect or that is reasonably likely to prevent the Company from delivering the certificate contemplated by Section 7.2(a) and (b) the failure of the Company to comply with or satisfy in any material respect any covenant to be complied with by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

4.6 Company Transaction Costs. No later than one Business Day prior to the Closing Date, the Company shall provide Parent with an estimate of the amount, in the aggregate, of all Company Transaction Costs that are to be paid or caused to be paid by Parent at Closing and shall provide Parent with a certificate setting forth (a) the identity of each Person that is to be paid at Closing; (b) the amount owed or to be owed to each such Person; and (c) the bank account and wire transfer information for each such Person.

4.7 Pay-Off Letters. The Company shall use commercially reasonable efforts to cause the Company Entities’ lenders to prepare and deliver to the Company and Parent the Pay-Off Letters in a form reasonably acceptable to Parent no later than one Business Day prior to the Closing Date, which Pay-Off Letters shall be updated, as necessary, on the Closing Date to specify the aggregate amount of Debt outstanding as of immediately prior to the Closing. For the avoidance of doubt, to the extent that the Convertible Notes have not been converted into equity securities of the Company prior to the Closing in accordance with the terms and conditions of the Convertible Notes, all amounts outstanding under the Convertible Notes will be included in the Debt Pay-Off Amount and upon payment by Parent of such amount outstanding to the Convertible Noteholder pursuant to Section 2.11(a)(i), no portion of the Convertible Notes will remain convertible into equity securities of the Company.

4.8 Psynova Share Purchase. No later than one Business Day prior to the Closing Date, the Company shall provide Parent with a certificate setting forth (a) the identity of each Psynova Seller; (b) the amount to be paid at the Closing to each such Psynova Seller pursuant to the applicable Psynova Share Purchase Agreement; and (c) the bank account and wire transfer information for each such Psynova Seller.

4.9 Company Stockholder Consent. Promptly after the execution and delivery of this Agreement, and in any event on the same day as such execution and delivery, the Company’s stockholders shall adopt this Agreement in accordance with the DGCL (the “Company Stockholder Consent”).

4.10 Stockholder Mailings.

(a) Promptly following the execution of this Agreement, the Company shall deliver to each Stockholder (i) a Letter of Transmittal and (ii) in the event that the Company Stockholder Consent does not represent the consent of all Stockholders, a written disclosure statement containing the information prescribed by this Section 4.10 (the “Disclosure Statement”), each in a form reasonably acceptable to Parent. The Disclosure Statement shall include (A) a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Stockholders, the escrow arrangements and the authority of the Representative, (B) a statement that dissenters’ rights are available for the shares of outstanding capital stock of the Company pursuant to Section 262 of the DGCL and a copy of such section, (C) such financial and other information as shall reasonably be necessary or appropriate for each Stockholder to make an informed decision whether or not to exercise dissenters’ rights and (D) a notice of the taking action by written consent of the Stockholders to approve this Agreement and the Merger pursuant to Section 228(e) of the DGCL. The Company agrees not to distribute the Disclosure Statement until Parent has had a reasonable opportunity to review and comment on the Disclosure Statement and the Company and Parent reasonably agree on which such comments should be reflected in the Disclosure Statement. The Company shall keep accurate and traceable records (via tracking slips) of the distribution of the Disclosure Statement and Letter of Transmittal to the Stockholders.

(b) The Company covenants that the Disclosure Statement shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

provided, however, that the Company shall not be responsible for the accuracy or completeness of any information concerning Parent or Merger Subsidiary furnished by Parent or Merger Subsidiary for inclusion in the Disclosure Statement.

(c) Each of Parent and Merger Subsidiary covenants, with respect to the information it furnishes to the Company for use (or incorporation by reference) in the Disclosure Statement, such information shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

4.11 Tax Matters.

(a) Preparation and Filing of Tax Returns.

(i) The Representative shall prepare or cause to be prepared, at the expense of the Stockholders out of the Representative Holdback, all federal, state, and local income and franchise Tax Returns of the Company Entities for all Pre-Closing Tax Periods. All such Tax Returns shall be prepared in a manner consistent with past practice of the Company, to the extent such past practice complies with Applicable Law. No later than 30 days prior to the due date (including extensions) for filing any such Tax Return, the Representative shall submit such Tax Return to Parent for its review. Subject to Section 4.11(a)(iii), Parent shall file or cause to be filed all such Tax Returns, and the Representative, on behalf of the Stockholders, shall pay all Taxes due as reflected thereon out of the Representative Holdback.

(ii) Parent shall prepare or cause to be prepared, at Parent’s expense, all federal, state, and local income and franchise Tax Returns of the Company Entities for all Straddle Periods. All such Tax Returns shall be prepared in a manner consistent with past practice of the Company, to the extent such past practice complies with Applicable Law. No later than 30 days prior to the due date (including extensions) for filing any such Tax Return, Parent shall submit such Tax Return to the Representative for its review. Subject to Section 4.11(a)(iii), Parent shall file or cause to be filed all such Tax Returns.

(iii) If Parent fails within 10 days of receipt of any Tax Return delivered pursuant to Section 4.11(a)(i) to notify the Representative of any objection with respect thereto, then Parent shall be deemed to consent to such Tax Return. If Representative fails within 10 days of receipt of any Tax Return delivered pursuant to Section 4.11(a)(ii) to notify Parent of any objection with respect thereto, then Representative shall be deemed to consent to such Tax Return. If either party objects (the “Objecting Party”) to any portion of any such Tax Return, the Objecting Party shall provide written notice to the other party (the “Preparing Party”) no later than 10 days following the delivery by the Preparing Party to the Objecting Party of the Tax Return (a “Tax Return Objection”), setting forth in reasonable detail those items to which the Objecting Party objects, the adjustments proposed by the Objecting Party, and the basis for Objecting Party’s suggested adjustments. During the 10-day period following delivery of a Tax Return Objection, the Objecting Party and the Preparing Party shall negotiate in good faith with a view to resolving any disagreements over the Objecting Party’s suggested adjustments. If the parties fail to resolve their differences over the Objecting Party’s suggested adjustments within such 10-day period, then the Objecting Party and the Preparing Party shall jointly select a Referee in accordance with the procedures set forth in Section 2.13(b) and request that the Referee make a binding determination as to the Objecting Party’s suggested adjustments. The Referee will under the terms of its engagement have no more than 10 days from the date of referral within which to render its written decision with respect to the Objecting Party’s suggested adjustments, as set forth in the Tax Return Objection. Parent shall cause the Tax Return, as finally determined, to be executed and filed. The fees and expense of the Referee shall be paid by Parent, on the one hand, and the Representative out of the Representative Holdback, on the other, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Referee.

(iv) Except as provided in Section 4.11(b), Parent and its Affiliates (including on or after the Closing Date, the Company Entities) shall not file, or cause to be filed, any restatement or amendment of, modification to, or claim for refund relating to, any Tax Return of the Company Entities for any taxable period that begins prior to the Closing Date without the prior written consent of the Representative (which consent shall not be unreasonably withheld, conditioned or delayed, and which consent may be given by e-mail or other electronic transmission).

(b) Tax Refunds.

(i) The amount of any refunds or credits of Taxes of the Company Entities for any Pre-Closing Tax Period that are actually received by any Company Entity, the Surviving Corporation or Parent shall be for the account of the Stockholders. The amount of any refunds or credits of Taxes of the Company Entities for any taxable period beginning after the Closing Date shall be for the account of Parent. The amount of any refunds or credits of Taxes of the Company Entities that are actually received by any Company Entity, the Surviving Corporation or Parent for any Straddle Period shall be equitably apportioned between Parent and the Stockholders, with the Stockholders receiving any refund or credit attributable to the Pre-Closing Tax Period and Parent receiving any refund or credit attributable to the portion of the Straddle Period beginning after the Closing Date. Parent or the Company Entities, as applicable, shall pay to the Stockholders the amount of any refund or credit to which the Stockholders are entitled under this Agreement within 10 days after such refund or credit is received, together with any interest received with respect thereto; provided, that Parent shall have the right to deduct from any such refund or credit the amount of any additional Tax that arises from or in connection with the audit of the Company’s 2007, 2008 or 2009 Tax Returns that is known at the time such refund or credit is paid.

(ii) Parent shall take all commercially reasonable actions, and shall cause the Company Entities to take all commercially reasonable actions, to obtain any Tax refunds to which the Stockholders would be entitled pursuant to Section 4.11(b)(i), including promptly filing the Tax Returns (and/or any other necessary forms) prepared by or at the direction of the Representative pursuant to Section 4.11(b)(i).

(iii) Parent shall permit the Representative or its assigns to control or direct the Company Entities with respect to the prosecution of any Tax refund claim payable for the account of the Stockholders including the preparation of IRS Forms 4466, Corporation Application for Quick Refund of Overpayment of Estimated Tax, 1139, Corporation Application for Tentative Refund, or 1120X, Amended U.S. Corporation Income Tax Return, and any other similar forms under state, local or foreign law to (A) receive a refund of overpayment of estimated income Tax for any Pre-Closing Tax Period and/or (B) carry back any net operating losses incurred by Company Entities in any Pre-Closing Tax Period to prior Pre-Closing Tax Periods and, where deemed appropriate by the Representative, shall authorize by appropriate powers of attorney such representatives as the Representative shall designate to represent the Stockholders with respect to such Tax refund claim.

(c) Tax Treatment of Certain Items. For the avoidance of doubt, the parties hereto intend that, in conformance with Treasury Regulation Section 1.1502-76(b)(ii), any federal income Tax deductions incurred by the Company Entities on the Closing Date related to the transactions contemplated by this Agreement shall be treated as arising in the Pre-Closing Tax Period.

(d) Net Operating Losses. Notwithstanding anything in this Agreement to the contrary, any net operating loss under section 172 of the Code that is available to be carried forward to the Company’s U.S. federal tax return for the period beginning after the Closing Date shall be for the benefit of the Parent and the Surviving Corporation and not the Securityholders.

(e) Transfer Taxes. Each Securityholder shall be responsible, with respect to his, her or its own shares of capital stock or other securities of the Company, for the payment of all state and local transfer, sales, use, stamp, registration or other similar Taxes (the “Transfer Taxes”) resulting from the transactions contemplated by this Agreement.

4.12 Exclusivity. From the date of this Agreement to the Closing or the earlier termination of this Agreement, the Company Entities will not (nor cause or permit any other Person on their behalf to), directly or indirectly, solicit, initiate, facilitate or knowingly encourage (including by way of providing non-public information), or engage in discussions or negotiations with, or provide any non-public information to, or seek the submission of, any proposal or offer from, or cooperate or assist, or enter into any merger or acquisition agreement, letter of intent, agreement in principle or other similar agreement or arrangement with, any Person (other than Parent and its representatives) relating to (a) the acquisition of any of the capital stock or other securities of any Company Entity, other than in connection with the Psynova Share Purchase Agreements, (including any acquisition structured as a merger, consolidation or share exchange or other similar transaction) or (b) any material part of the assets of any Company Entity other than in the ordinary course of business consistent with past practice. From the date of this Agreement to the Closing or the earlier termination of this Agreement, the Company Entities shall promptly, to the extent that they have not done so already (i) cause any non-Parent negotiations of the type described in the preceding sentence that may currently be in progress to be terminated or suspended and (ii) notify Parent in writing of any proposals they receive or have received from third parties with respect to transactions of the type described above (including the material terms thereof) from the date of this Agreement to the Closing.

4.13 Section 280G Stockholder Approval. Prior to the Closing, the Company shall use its commercially reasonable efforts to obtain stockholder approval that satisfies the requirements of Q/A-7 of the Treasury Regulations issued under Section 280G, including obtaining a waiver, to the extent necessary, by all persons who are “disqualified individuals” with respect to the Company within the meaning of Section 280G, of all payments and benefits in the nature of compensation that would, but for such waiver (as applicable) and approval trigger the payment of “excess parachute payments” under Section 280G (either alone or in conjunction with any other event). In connection with the foregoing, the Company shall no less than three business days prior to Closing provide to Parent an advance copy of the disclosure that the Company intends to provide to its stockholders as required under such Treasury Regulations, along with the drafts of any such waivers, for Parent’s review, comment and consent (which consent is not to be unreasonably withheld). Notwithstanding the foregoing, if despite such commercially reasonable efforts the Company is unable to obtain such stockholder approval and as a result there are “excess parachute payments,” the Company agrees to increase the amount of the Company Transaction Costs by an amount equal to the sum of (a) the net after tax cost to the Company of the tax deduction lost (or to be lost) in respect of such “excess parachute payments” as a result of Section 280G and (b) any “gross up” payment that the Company is obligated to pay to any disqualified individual in respect of any taxes due under Section 4999 of the Code (and any related income and other taxes).

4.14 Company Section 401(k) Plans. Unless otherwise instructed by Parent in writing no less than five Business Days prior to Closing, the board of directors of the Company shall, effective one day immediately prior to the Closing, adopt a resolution to terminate each Employee Benefit Plan which is a cash or deferred arrangement maintained pursuant to Section 401(k) of the Code. In connection with the foregoing, the Company shall no less than three Business Days prior to Closing provide to Parent an advance copy of any termination amendment and resolutions which the Company intends to adopt in furtherance of the foregoing, for Parent’s review, comment and consent (which consent is not to be unreasonably withheld).

ARTICLE V

COVENANTS OF PARENT AND MERGER SUBSIDIARY

5.1 Notification of Certain Matters. Parent and Merger Subsidiary shall give prompt notice to the Company of (a) the occurrence, or failure to occur, of any event of which either of them has Knowledge that has caused any representation or warranty of Parent or Merger Subsidiary contained in this Agreement to be untrue or inaccurate in any material respect or that is reasonably likely to prevent Parent or Merger Subsidiary from delivering the certificate contemplated by Section 7.3(a) and (b) the failure of Parent or Merger Subsidiary to comply with or satisfy in any material respect any covenant to be complied with by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder. If Parent, Merger Subsidiary or any of their Affiliates obtains Knowledge of a breach by the Company of a representation, warranty, covenant or agreement made by the Company contained in this Agreement, Parent shall promptly notify the Company of such breach; provided, that such notification shall not result in the waiver by Parent or Merger Subsidiary of any of their respective rights or remedies under this Agreement.

5.2 Access to Information. From and after the Effective Time, Parent shall (and shall cause the Surviving Corporation and each of its Subsidiaries and other Affiliates to), during normal business hours and upon reasonable notice, make available and provide the Representative (including its counsel and independent auditors) with reasonable access to the facilities and properties of the Surviving Corporation and each of its Subsidiaries and to all information, files, documents and records (written and computer) relating to the Surviving Corporation and its Subsidiaries or any of its or their businesses or operations for any and all periods prior to and including the Closing Date that they may reasonably require with respect to any reasonable business purpose (including any Tax matter) or in connection with any claim, dispute, action, cause of action, investigation or proceeding of any kind by or against any Person, and shall (and shall cause the Surviving Corporation and each of its Subsidiaries and other Affiliates to) cooperate fully with the Representative (including its counsel and independent auditors) in connection with the foregoing, including by making tax, accounting and financial personnel and other appropriate employees and officers of the Surviving Corporation and each of its Subsidiaries available to the Representative (including its counsel and independent auditors), with regard to any reasonable business purpose. Notwithstanding the foregoing, the Representative shall not have access to personnel records of the Surviving Corporation relating to individual performance or evaluation records, medical histories or other information that in Parent’s good faith opinion is sensitive or the disclosure of which could subject the Surviving Corporation or any of its Subsidiaries to risk of liability; provided, that the Representative shall not be prohibited from accessing such information pursuant to a valid court order.

5.3 Indemnification of Officers, Directors, Employees and Agents.

(a) Parent shall, and shall cause the Surviving Corporation to, assume and honor any indemnification agreements between the Company and any Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer, employee, controlling Person or agent of the Company (the “D&O Indemnified Persons”), each of which is listed as a Material Contract on the Company Disclosure Schedule. For a period of six years from the Closing Date, Parent and the Surviving Corporation shall not amend, repeal or otherwise modify the certificate of incorporation and bylaws of the Surviving Corporation in any manner that would affect adversely the rights thereunder of individuals who at, and at any time prior to, the Effective Time were D&O Indemnified Persons; provided, that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) Parent and the Surviving Corporation shall indemnify any D&O Indemnified Person against all reasonable costs and expenses (including attorneys’ fees and expenses), such amounts to be payable in advance upon request, relating to the enforcement of such D&O Indemnified Person’s rights under this Section 5.3 or under any certificate of incorporation or similar organizational document, bylaw or contract regardless of whether such D&O Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder. Any amounts due pursuant to this Section 5.3 shall be payable upon request by the D&O Indemnified Person.

(c) At or prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance and fiduciary liability insurance covering the D&O Indemnified Persons who are currently covered by the Company’s existing directors’ and officers’ liability insurance or fiduciary liability insurance policies which shall provide such D&O Indemnified Persons with coverage for a period of six years after the Closing Date on terms no less favorable to such D&O Indemnified Persons than the insurance coverage presently maintained by the Company. In the event that any Person is or would have been entitled to coverage under an officers’ and directors’ liability or fiduciary liability insurance policy pursuant to this Section 5.3 and such policy has lapsed, not been purchased, terminated or is otherwise in breach or default or affords lesser coverage than is required by this Section 5.3 as a result of the Company’s, Parent’s or the Surviving Corporation’s failure to maintain and fulfill its obligations pursuant to this Section 5.3 or for any other reason, Parent and the Surviving Corporation, jointly and severally, shall pay to such Persons such amounts and provide any other coverage or benefits as such Persons would have received pursuant to such policies.

(d) The provisions of this Section 5.3 are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, his or her heirs and his or her representatives.

5.4 WARN Act. For a period of 91 days (inclusive) following the Closing Date, Parent and the Surviving Corporation shall not implement any plant closing, mass layoff or other termination of employees that, either alone or in the aggregate (with each other and/or with any plant closing, mass layoff or other termination of employees by the Company on or prior to the Closing Date), would create any obligations upon or liabilities for any Securityholder under the Worker Adjustment and Retraining Notification Act or similar Applicable Laws.

5.5 Employee Matters.

(a) Parent and the Surviving Corporation shall ensure that each employee of the Company Entities who continues employment with Parent, the Surviving Corporation, or any of their respective Subsidiaries, effective as of the Closing Date, shall receive (i) salary compensation for not less than twelve months following the Closing Date that is at least as favorable to such employee as the salary compensation provided to such employee by the Company Entities prior to the Closing Date, and (ii) bonus compensation and employee benefits (including equity-based compensation) equivalent to the bonus compensation and employee benefits provided to similarly situated employees of Parent, subject to Applicable Law. All employees of the Company Entities who continue employment with Parent or the Surviving Corporation, or any of their respective Subsidiaries, as applicable, at the Closing are hereinafter referred to as the “Continuing Employees”.

(b) Parent shall take reasonable actions to provide that (i) for purposes of eligibility to participate and vesting in benefits and benefit accruals in the case of paid time-off, the Continuing Employees will be credited with their years of service with the Company Entities and any predecessors thereof, but only to the extent such service was taken into account for comparable purposes under the applicable Employee Benefit Plans prior to the Closing Date, (ii) the eligibility of the Continuing Employees to participate in any welfare benefit plan or program of the Company, Parent or their respective Subsidiaries, as applicable, will not, subject to the terms of the applicable plans and applicable laws, be subject to any eligibility waiting periods, evidence of insurability requirements or pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the applicable Employee Benefit Plans prior to the Closing Date) and (iii) each Continuing Employee will be given credit for all amounts paid by such Continuing Employee under any similar benefit plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, Surviving Corporation, or any of their respective subsidiaries for the plan year in which the Closing Date occurs.

(c) Parent shall provide COBRA continuation coverage to all individuals who are M&A qualified beneficiaries (within the meaning assigned to such term under Q&A-4 of Treasury regulation Section 54.4980B-9) with respect to the transactions contemplated by this Agreement for the duration of the period to which such individuals are entitled to such coverage.

(d) Nothing contained in this Section 5.5 shall create any rights of any nature or kind whatsoever in any Continuing Employee or any other officer, contractor or employee or former officer, contractor or employee (including any beneficiary or dependent thereof) of any of the Company Entities in respect of continued employment for any specified period. This Section 5.5 shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Without limiting the generality of Section 11.7, nothing in this Section 5.5, express or implied: (i) is intended to confer on any Person (including any Continuing Employee) other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; (ii) shall require the Company or Parent or any of its Subsidiaries to maintain any specific employee benefit plan; (iii) shall require the Surviving Corporation or Parent or either of its Subsidiaries to employ any individual for any specific period of time; or (iv) shall constitute an amendment to any employee benefit plan or program.

ARTICLE VI

MUTUAL COVENANTS

6.1 Governmental Consents.

(a) Except for the filings and notifications made pursuant to applicable Antitrust Laws, to which Sections 6.1(b) and 6.1(c), and not this Section 6.1(a), shall apply, promptly following the execution and delivery of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Authorities such Consents that are necessary in order to consummate the transactions contemplated by this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such Consents.

(b) Promptly following the execution and delivery of this Agreement, but in no event later than five Business Days following the date of this Agreement, the parties shall file, or cause to be filed by their respective “ultimate parent entities,” with the FTC and the DOJ the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated by the Transaction Documents. The Company and Parent shall cooperate with each other and use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the expiration or termination of the applicable waiting period under the HSR Act. Each of Parent and the Company shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Parent and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement will require or obligate Parent to (and in no event shall any representation, warranty or covenant of Parent contained in this Agreement be breached or deemed breached as a result of the failure of Parent to take any of the following actions) take any action, including entering into any consent decree, hold separate order or other arrangement that (i) requires the divestiture of any assets of Parent or the Company or any of their respective subsidiaries, or (ii) otherwise take any actions that would limit Parent’s ability to receive the material benefits of this Agreement.

(c) From the date of this Agreement through the date of termination of the required waiting period under the HSR Act, the Company, Parent and Merger Subsidiary shall not take any action that could reasonably be expected to hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable Antitrust Law.

6.2 Waiver. Parent and Merger Subsidiary hereby waive, and agree to cause the Surviving Corporation to waive, any conflicts that may arise in connection with (a) Vinson & Elkins L.L.P. and DuBois, Bryant & Campbell, L.L.P., counsel to the Company, representing all or any of the Securityholders or the Representative following the Closing, and (b) the communication by such counsel to the Securityholders or the Representative in connection with any such representation, any fact known to such counsel, including in connection with a dispute with Parent, the Company or the Surviving Corporation on or following the Closing.

6.3 Confidentiality.

(a) Except as required by Applicable Law, Parent, Merger Subsidiary, the Company and the Representative shall each keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer any information regarding Parent, the Company and negotiations preceding this Agreement other than to its representatives, and each will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other, without retaining any copies thereof, any schedules, documents or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby and shall cause all of its representatives to whom it may have disclosed such information to do the same.

(b) Following the Closing, the Representative shall keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer any Confidential Information (as defined below) and will not use such information for its own benefit or for the benefit of any other Person (other than the Surviving Corporation and Parent) and shall cause all of its representatives to do the same. Notwithstanding anything to the contrary in this Agreement, no party shall have liability to the party disclosing Confidential Information (the “Disclosing Party”) for the disclosure of (i) such information as required by Applicable Law or regulation, provided that the party receiving the Confidential Information (the “Receiving Party”) shall give the Disclosing Party prompt written notice and sufficient opportunity to object to such disclosure, or to request confidential treatment of the Confidential Information; or (ii) such information as the Receiving Party can establish to: have been publicly known prior to disclosure by the Disclosing Party of such information to the Receiving Party; have become publicly known without fault on the part of the Receiving Party, subsequent to disclosure by the Disclosing Party of such information to the Receiving Party; have been received or licensed by the Receiving Party at any time, provided that such receipt does not breach an obligation of confidence between the source and the Disclosing Party; have been otherwise known by the Receiving Party prior to disclosure by the Disclosing Party to the Receiving Party of such information; or have been independently developed by or for the Receiving Party without use of Confidential Information.

(c) If the Representative is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Representative shall notify Parent promptly of the request or requirement so that Parent may seek an appropriate protective order or waive compliance with the provisions of this Section 6.3. If, in the absence of a protective order or the receipt of a waiver hereunder, the Representative is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority or else stand liable for contempt, the Representative may disclose the Confidential Information to the Governmental Authority; provided, however, that the Representative shall use its commercially reasonable efforts to obtain, at the request of Parent, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Parent shall designate.

(d) “Confidential Information” shall mean any and all business, tax or financial information and any and all information, however documented, that is a trade secret within the meaning of applicable statutory or case law concerning the business and affairs of the Company, the Surviving Corporation or Parent, whether or not marked as “secret” or “confidential,” including (a) product specifications; data; know-how; formulas; compositions; processes; designs; sketches; photographs; graphs; drawings; samples; inventions and ideas; past, current and planned research and development; current and planned manufacturing and distribution methods and processes; customer lists; current and anticipated customer requirements; price lists; market studies; business plans; computer software and programs; database technologies; concepts, ideas and methods; (b) all financial statements; financial projections and budgets; historical and projected sales; capital spending budgets and plans; the names and backgrounds of key personnel, and personnel materials; and (c) any and all notes, analysis, compilations, studies, summaries and other material prepared by or for the Company, the Surviving Corporation or Parent containing or based, in whole or in part, on any of the foregoing information. Notwithstanding the foregoing, for purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally known to the public or available for use without any special knowledge by the public other than as a result of the Representative’s breach of this Section 6.3 or (ii) becomes available to the Representative on a non-confidential basis, from a source (other than Parent, the Surviving Corporation, the Company or any of their respective employees) who is entitled to disclose such information without breach of confidentiality to the Company, the Surviving Corporation or Parent.

6.4 Additional Efforts and Consents. Subject to the terms and conditions of this Agreement, and except with regard to Antitrust Laws which shall be governed by Section 6.1(b) and (c), each party shall cooperate with the others and use its reasonable best efforts to:

(a) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to satisfy the conditions to Closing set forth in this Agreement and to consummate the transactions contemplated by this Agreement;

(b) obtain from any Government Entity or any other third party any authorizations, consents, orders and approvals and send any notices, in each case, which are required to be obtained, made or sent in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that, in connection therewith neither the Company nor Parent will be required to (nor, without the prior written consent of Parent, will the Company) make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;

(c) cooperate with the reasonable requests of each other in seeking to obtain, make or send as promptly as practicable all such authorizations, consents, orders, approvals and notices; and

(d) maintain all material books and records of the respective parties until the Escrow Amount has been fully distributed pursuant to the terms of this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation. The respective obligations of the Company, Parent and Merger Subsidiary to effect the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Consents and Approvals. All Consents of or imposed by any Governmental Authority necessary (excluding Consents relating to use, occupancy, Taxes, environmental and similar matters) for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained, occurred or have been made; provided that, to the extent that this condition applies to Antitrust Laws, this condition shall be deemed to have been satisfied upon the expiration or termination of the applicable waiting period under the HSR Act.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or any other Transaction Document shall be in effect, and there shall be no pending Action before any Governmental Authority seeking any such order, injunction, restraint or prohibition.

(c) No Action. No action shall have been taken nor any statute, rule or regulation shall have been enacted by any Governmental Authority that makes the consummation of the transactions contemplated by this Agreement or any other Transaction Document illegal.

7.2 Conditions to Obligation of Parent and Merger Subsidiary. The obligation of Parent and Merger Subsidiary to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Parent:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in Section 3.1 shall be true, correct and complete in all material respects, except for any representations and warranties that are limited by Material Adverse Effect or materiality, each of which shall be true, correct and complete in all respects, in each case as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time, except that the accuracy and completeness of any representations and warranties that by their terms speak as of a specified date shall be determined as of such date. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects all obligations, agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) Third-Party Consents. The Company shall have received all third-party consents listed on Schedule 7.2(c).

(d) Stockholder Action. This Agreement and the Merger and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with the terms of the DGCL and the Company’s Certificate of Incorporation and Bylaws, and the Company Stockholder Consent shall not have been withdrawn, rescinded or otherwise revoked.

(e) Delivery of Company’s Closing Deliverables. The Company shall have delivered all of the items required to be delivered by it at Closing pursuant to Section 2.11(b) and Section 2.12.

(f) Option Surrender Agreements. To the extent required pursuant to Section 2.7(b), the Company shall have received executed Option Surrender Agreements from each applicable holder of an Outstanding Option.

(g) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any changes, circumstances, effects, events, conditions, occurrences or facts (individually or in the aggregate) that have had or would reasonably be likely to have a Material Adverse Effect.

(h) No Dissenter’s Rights. Either all of the Stockholders shall have adopted this Agreement or at least 20 days will have elapsed after the date upon which the Company mailed all notices required to be delivered to the Stockholders by Section 4.10(a), and the number of Dissenting Shares shall not exceed 5% of the aggregate number of shares of Common Stock and Preferred Stock outstanding on an as-converted basis.

(i) Resignations. Parent shall have received copies of the resignations, effective as of the Closing, of each member of the board of directors or other governing body of each Company Entity (other than any such resignations which Parent designates, by written notice to the Company, as unnecessary).

(j) FIRPTA Certificate. Parent will have received from the Company a certification (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), certifying that interests in the Company are not U.S. real property interests.

7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Company:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Subsidiary set forth in Section 3.2 shall be true, correct and complete in all material respects, except for any representations and warranties that are limited by materiality, each of which shall be true, correct and complete in all respects, in each case as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time, except that the accuracy and completeness of any representations and warranties that by their terms speak as of a specified date shall be determined as of such date. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary shall have performed or complied with in all material respects all obligations, agreements and covenants required to be performed or complied with respectively by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

(c) Delivery of Parent’s Closing Deliverables. Parent shall have delivered all of the items required to be delivered by it at Closing pursuant to Section 2.11(a).

ARTICLE VIII

CLOSING

8.1 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to ARTICLE IX, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (Central time), not later than the fifth Business Day after termination or expiration of the applicable waiting period (and any extension thereof) under the HSR Act, if applicable, or the date of satisfaction or waiver of the conditions set forth in ARTICLE VII, at the offices of Vinson & Elkins L.L.P., The Terrace 7, 2801 Via Fortuna, Suite 100, Austin, Texas 78746, unless another date, time or place is mutually agreed to in writing by Parent and the Company; provided, however, that following satisfaction or waiver of the conditions set forth in ARTICLE VII, Parent may elect to have the Closing take place on May 31, 2011 or, if the conditions set forth in ARTICLE VII have not been satisfied or waived by such date, on the last day of any subsequent month in which such conditions are satisfied or waived. If any of the conditions set forth in ARTICLE VII are not satisfied or waived at the time the Closing is to occur pursuant to this ARTICLE VIII, Parent or the Company may, by notice to the other, adjourn the Closing to a date specified in that notice (but not later than the earlier of the second Business Day after the conditions set forth in ARTICLE VII have been so satisfied or waived and the Termination Date).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if:

(i) there shall have been any material breach by the other party (which, in the case of the right of termination by the Company, shall also include any breach by Merger Subsidiary) of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (A) would give rise to the failure of a condition to the Closing hereunder and (B) either (1) cannot be cured or (2) if it can be cured, has not been cured prior to 5:00 p.m. (Central time) on the date that is 20 days following receipt by the breaching party of written notice of such breach (the “Cure Period”); and, without limiting the generality of the foregoing, there shall be no Cure Period for Parent’s failure to obtain all funds on or prior to the Closing Date necessary to consummate the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents in accordance with the terms and conditions hereof and thereof (which failure shall constitute a material breach of this Agreement);

(ii) a court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling Parent and the Company shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and the other Transaction Documents and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party who did not use commercially reasonable best efforts to lift any such order, decree, ruling or other action or whose failure to comply with Section 6.1 has been the primary cause of the condition set forth in this Section 9.1(b)(ii) not being satisfied;

(iii) the Closing shall not have occurred on or before 5:00 p.m. (Central time) on 75th day following the date of this Agreement (the “Termination Date”); provided, that the right to terminate this Agreement under this clause (iii) shall not be available (A) to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date or (B) during such time as Parent or the Company is attempting in good faith to lift an order, decree, ruling or action described in clause (ii) above that has not become final and nonappealable; and provided, further, that if the Merger shall not have been consummated solely due to any approval from any Governmental Authority necessary for the consummation of the Merger not having been received, then such date shall be extended until five Business Days after such approvals are obtained, but in any event, not more than 180 days after the date that would otherwise be the Termination Date;

(iv) by Parent, if the Company Stockholder Consent has not been delivered to Parent within 24 hours of the time of execution of this Agreement; or

(v) By Parent, if the Company has breached its obligations under Section 4.12 (Exclusivity) and such breach has not been cured within 48 hours of notice by Parent to the Company of such breach.

9.2 Effect of Termination. In the event of the termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of Parent, Merger Subsidiary or the Company or their respective Affiliates, directors, officers, employees or stockholders, except that (a) this ARTICLE IX and ARTICLE XI (and any related definitional provisions in ARTICLE I) shall survive such termination, (b) no such termination shall relieve any party from liability for breach of any term or provision hereof (including, in the case of the Company, claims for damages based on the consideration that would have otherwise been payable to the Stockholders), and (c) the rights of either party to compel specific performance or other equitable relief by the other party of its respective obligations under this Agreement shall not be impaired.

9.3 Return of Information. Within 10 Business Days following termination of this Agreement in accordance with Section 9.1, Parent and Merger Subsidiary shall, and shall cause their respective Affiliates and representatives to, return to the Company, or destroy, all Confidential Information furnished or made available to Parent or Merger Subsidiary or their respective Affiliates and representatives by or on behalf of the Company, and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by Parent or Merger Subsidiary or any of their respective Affiliates or representatives (including electronic copies thereof) that refer to, relate to, discuss or contain, or are based on, in whole or in part, any such Information. Parent shall deliver to the Company a certificate signed by its Chief Executive Officer, which certificate shall provide evidence reasonably substantiating the return or destruction of the Information as required under this Section 9.3.

ARTICLE X

INDEMNIFICATION

10.1 Survival of Representations, Warranties and Agreements. The representations and warranties of the Company, Parent and Merger Subsidiary set forth in this Agreement, the other Transaction Documents and in any certificate delivered in connection with this Agreement or any of the other Transaction Documents and the right of an Indemnified Person to assert any claim for indemnification pursuant to this ARTICLE X shall survive the Closing until 5:00 p.m. (Mountain time) on the first anniversary of Closing Date (the “Expiration Date”); provided, that the representations and warranties with respect to any Exceptional Matter and any claims in connection therewith shall survive until the expiration of the applicable statute of limitations for such Exceptional Matter. The covenants and other agreements of the Company, Parent and Merger Subsidiary set forth in this Agreement and in the other Transaction Documents shall survive the Effective Time in accordance with their terms.

10.2 Indemnification of the Parent Indemnified Persons. Subject to the limitations on recourse and recovery set forth in this ARTICLE X, from and after the Closing, (x) each Stockholder, acting through the Representative, jointly and severally to the extent of the Escrow Amount and (y) notwithstanding any provision in the Certificate of Incorporation to the contrary, each Common Stockholder, acting through the Representative, otherwise, severally and not jointly, pro rata (based on the proportion of the proceeds that have been received by such Common Stockholder under this Agreement bears to the aggregate proceeds that have been received by all Common Stockholders) to the extent indemnification in excess of the Escrow Amount is permitted pursuant to Section 10.4(c), shall indemnify, defend and hold harmless the Parent Indemnified Persons from and against any and all Losses imposed upon or incurred by any Parent Indemnified Person after the Closing, in connection with, arising out of or resulting from (any of such Losses, a “Parent Indemnification Claim”):

(a) the inaccuracy or breach of any representation or warranty made by the Company in Section 3.1, in any other Transaction Document or in any certificate delivered by or on behalf of the Company to Parent on or prior to the Closing in connection with this Agreement or any other Transaction Document;

(b) any nonfulfillment or breach by the Company of any covenant or agreement made by the Company under the Transaction Documents that is required to be performed by the Company prior to or at the Closing;

(c) any amounts required to be paid to holders of Dissenting Shares in excess of the consideration that such holders would otherwise have been entitled to receive pursuant to this Agreement if such shares were not Dissenting Shares, and all interest, costs, expenses and fees incurred by Parent, the Company or the Surviving Corporation in connection with the exercise of all dissenters’ rights;

(d) any Company Transaction Costs that are not Paid Company Transaction Costs or Final Unpaid Company Transaction Costs and are not reflected or reserved against in the Closing Balance Sheet or the Final Balance Sheet;

(e) the acquisition by the Company of all equity interests that it does not currently own in Psynova Neurotech Limited;

(f) all Debt, except to the extent that such Debt has been deducted from the amount of consideration paid at Closing or in the post-Closing adjustments pursuant to Section 2.13;

(g)(A) the allocation or payment of the consideration paid by Parent to the Securityholders pursuant to the terms of this Agreement, (B) the failure of Schedule A to be true, complete and correct in all respects, or (C) any other claims by Persons who are or were Securityholders, in their capacity as such, against the Representative or the Company or the Surviving Corporation or its officers, directors, employees, agents, stockholders, representatives, assigns, successors and Affiliates;

(h) any failure to comply with the change of ownership notice requirements for clinical laboratories under Florida law; and

(i)(A) any Taxes of any Company Entity with respect to any Pre-Closing Tax Periods and for the portion of any Straddle Period ending on the Closing Date, other than Taxes that have been paid by the Representative, on behalf of the Stockholders, pursuant to Section 4.11(a)(i), (B) any and all Taxes of any Person imposed on the Surviving Corporation or any Affiliate as a result of any Company Entity being a member of an affiliated, consolidated, combined or unitary group prior to the Closing Date, or as a transferee or successor, by contract or otherwise prior to the Closing Date, and (C) any breach of a covenant or agreement made by the Company, that is required to be performed by the Company prior to or at the Closing, or the Representative contained in the Transaction Documents relating to Taxes, including those set forth in Section 4.11 of this Agreement; provided, however, that the Company Entities’ portion of payroll taxes resulting from the exercise or cash-out of Options shall not be a Parent Indemnification Claim.

provided, however, that notwithstanding anything in this Agreement to the contrary, with respect to any claims for indemnification that are not limited by Section 10.4(c) solely to the Escrow Amount (but excluding claims for fraud pursuant to Section 11.2 or any claims under a Letter of Transmittal), (x) the Preferred Stockholders shall not have any indemnification obligations hereunder and (y) with respect to the Common Stockholders collectively, the indemnification obligations of the Common Stockholders hereunder shall not exceed 50% of the aggregate amount of cash proceeds actually received by all of the Stockholders pursuant to this Agreement (including the cash proceeds paid to the Stockholders in connection with Closing, any portion of the Escrow Amount paid to the Stockholders and any portion of the Representative Holdback paid to the Stockholders).

All knowledge, materiality and similar qualifications contained in the Company’s representations and warranties made in Section 3.1, in any other Transaction Document or in any certificate delivered by or on behalf of the Company to Parent on or prior to the Closing in connection with this Agreement or any other Transaction Document, including the term “Material Adverse Effect,” will be taken into account under this ARTICLE X for purposes of determining whether a breach of such representation or warranty has occurred for which an indemnity obligation exists but will be ignored and not given effect for purposes of determining the amount of any Losses resulting from any such breach.

For purposes of Section 10.2(i), where Taxes involve a Straddle Period, such Taxes shall be calculated as though the taxable year terminated as of the close of business on the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, Taxes shall be equal to the amount of Tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through to Closing Date and the denominator of which shall be the number of days in the taxable period.

10.3 Indemnification of the Stockholder Indemnified Persons. Subject to the limitations on recourse and recovery set forth in this ARTICLE X, from and after the Closing, Parent and the Surviving Corporation, jointly and severally, shall indemnify, defend and hold harmless the Stockholder Indemnified Persons from and against any and all Losses imposed upon or incurred by any Stockholder Indemnified Person after the Closing in connection with, arising out of or resulting from (any of such Losses, a “Stockholder Indemnification Claim”):

(a) the inaccuracy or breach of any representation or warranty made by Parent or Merger Subsidiary in Section 3.2, in any other Transaction Document or in any certificate delivered by or on behalf of Parent or Merger Subsidiary to the Company or for the benefit of the Stockholders in connection with this Agreement or any other Transaction Document; or

(b) any nonfulfillment or breach of any covenant or agreement (i) made by Parent or Merger Subsidiary under the Transaction Documents or (ii) made by the Surviving Corporation under the Transaction Documents and that is required to be performed at or after the Closing.

All knowledge, materiality and similar qualifications contained in Parent’s or Merger Subsidiary’s representations and warranties made in Section 3.2, in any other Transaction Document, or in any certificate delivered by or on behalf of Parent or Merger Subsidiary to the Company or for the benefit of the Stockholders in connection with this Agreement or any other Transaction Document will be taken into account under this ARTICLE X for purposes of determining whether a breach of such representation or warranty has occurred for which an indemnity obligation exists but will be ignored and not given effect for purposes of determining the amount of any Losses resulting from any such breach.

10.4 Limitations.

(a) Minimum Loss. Except with respect to Exceptional Matters, the Parent Indemnified Persons shall not be entitled to be indemnified for Losses pursuant to Section 10.2(a) unless and until the aggregate amount of all such Losses exceeds $200,000 (the “Minimum Loss”) and otherwise satisfy all other requirements under this Section 10.4. After the Minimum Loss is exceeded, Parent Indemnified Persons shall be entitled to be paid the entire amount of any Losses pursuant to Section 10.2(a) in excess of (but not including) the Minimum Loss, subject to the limitations on recovery and recourse set forth in this Agreement.

(b) Limitation as to Time. Except with respect to claims for Exceptional Matters, no Indemnifying Person shall be liable for any Losses that are indemnifiable under Sections 10.2 or 10.3 unless a written claim for indemnification under this Agreement is delivered by the Indemnified Person to the Indemnifying Person with respect thereto prior to the Expiration Date. For claims with respect to Exceptional Matters, no Indemnifying Person shall be liable for any Losses that are indemnifiable under Sections 10.2 or 10.3 unless a written claim for indemnification under this Agreement is delivered by the Indemnified Person to the Indemnifying Person with respect thereto prior to the expiration of the applicable statute of limitations with respect to such Exceptional Matter.

(c) Sole and Exclusive Remedy; Recourse Against Escrowed Funds.

(i) Each of Parent, Merger Subsidiary and the Representative (on behalf of the Stockholders) acknowledges and agrees that, after the Closing, notwithstanding any other provision of this Agreement to the contrary, the sole and exclusive remedy of the Parent Indemnified Persons and the Stockholder Indemnified Persons with respect to claims for Losses or otherwise, including those set forth in Sections 10.2 and 10.3, in connection with, arising out of or resulting from the subject matter of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be in accordance with, and limited solely to indemnification under, (A) the provisions of this ARTICLE X and Section 11.2 or (B) with respect to claims for breaches of representations, warranties and covenants of a Stockholder under its Letter of Transmittal, the provisions of such Letter of Transmittal.

(ii) Each of Parent, Merger Subsidiary and the Surviving Corporation further acknowledges and agrees that except with respect to (A) claims for fraud, willful misconduct and intentional misrepresentation pursuant to Section 11.2 or claims under a Letter of Transmittal, (B) claims for breaches of any representations and warranties contained in Sections 3.1(a) (Good Standing and Other Matters), 3.1(b) (Ownership; Capitalization of the Company), 3.1(c) (Subsidiaries), 3.1(d) (Authority), 3.1(p) (Taxes) or 3.1(w) (Broker’s Commissions), and (C) claims pursuant to Section 10.2(c) through 10.2(i) (such items (A), (B) and (C) being referred to herein as the “Exceptional Matters”), the Escrow Amount shall be the sole and exclusive source of funds for satisfaction of all claims by Parent Indemnified Persons for Losses or otherwise in connection with, arising out of or resulting from the subject matter of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. Each of Parent, Merger Subsidiary and the Surviving Corporation further acknowledges and agrees that, except with respect to claims for fraud, willful misconduct and intentional misrepresentation pursuant to Section 11.2 or claims under a Letter of Transmittal, claims with respect to Exceptional Matters shall be satisfied first out of the Escrow Amount and after the earlier of the exhaustion of the Escrow Amount and the Expiration Date, from the Common Stockholders, all in accordance with this ARTICLE X.

(iii) Except with respect to the Exceptional Matters, no Stockholder or other Stockholder Indemnified Person shall have any liability to the Parent Indemnified Persons in connection with this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby, other than such Stockholder’s Indemnification Percentage of the Escrow Amount, which shall be available to satisfy Losses of Parent Indemnified Persons, subject to and in accordance with the terms of this Agreement and the Escrow Agreement. At and after such time as the Escrow Amount is exhausted or released and except with respect to the Exceptional Matters, the Parent Indemnified Persons shall not be entitled to seek indemnity under this ARTICLE X, and the Parent Indemnified Persons shall have no further recourse against any Person for any unpaid Losses of any Parent Indemnified Person. Notwithstanding the foregoing, nothing in this Section 10.4(c) shall be deemed to limit or restrict the rights of the Parent Indemnified Parties or the Representative to pursue any remedies available at equity, including the right to obtain specific performance or injunctive relief.

(d) Characterization of Payments.

(i) For all Tax purposes, the parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the consideration payable to the Securityholders pursuant to ARTICLE II unless a final and nonappealable determination by an appropriate Governmental Authority (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise; provided, the Indemnified Person who seeks to accept, via a settlement or compromise with any such Governmental Authority, a position that is contrary to treatment of an indemnity payment as an adjustment to the Merger consideration payable to the Stockholder pursuant to ARTICLE II shall first obtain the Indemnifying Person’s prior written consent (which will not be unreasonably withheld, conditioned or delayed).

(ii) For purposes of this ARTICLE X, (x) any and all Losses shall be computed net of any Tax benefit actually received by the Indemnified Persons in the year the Losses are incurred, from the incurrence or payment of such Losses, and (y) the amount of any Losses for which indemnification is provided shall be increased to take into account any Tax cost actually realized by the Indemnified Persons from the receipt or accrual of such indemnification payment. Any indemnification payment hereunder shall initially be made without regard to any Tax benefit or Tax cost and shall be increased or reduced to reflect any such Tax benefit or Tax cost only after the Indemnified Persons have actually realized such Tax benefit or cost. For this purpose, an Indemnified Person shall be deemed to have “actually realized” a net Tax benefit or Tax cost to the extent that the amount of Taxes payable by the Indemnified Person is reduced below or increased above, as applicable, the amount of Taxes that the Indemnified Person would have been required to pay but for the incurrence or payment of such Losses for which indemnification is provided or the receipt or accrual of the indemnity payment. In computing the amount of any Tax benefit or cost, the Indemnified Person shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any items arising from the incurrence or payment of any indemnified Losses for which indemnification is provided or from the receipt or accrual of any indemnity payment hereunder. Determinations of the amount of any Tax benefit or Tax cost shall be based on the Tax Returns filed by the Indemnified Persons, subject to any subsequent adjustments to those Tax Returns. Upon written request of the Indemnifying Persons, the

Indemnified Persons shall provide appropriate support for its calculation of its Tax benefit or cost, which support may (at the discretion of the Indemnified Persons to avoid the disclosure of Tax Return information) be in the form of a certificate of a nationally recognized accounting firm attesting that the Indemnified Persons’ calculation is accurate.

10.5 Third-Party Claims.

(a) Promptly after receipt by any Indemnified Person of notice of the commencement or assertion of any action, proceeding, demand, claim or investigation by a third party or circumstances which, with the lapse of time, such Indemnified Person believes is likely to give rise to an action, proceeding, demand, claim or investigation by a third party (an “Asserted Liability”) that may result in a Loss, such Indemnified Person shall give written notice thereof (the “Claims Notice”) to Parent or the Representative (if the Stockholders are the Indemnifying Persons). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered. Subject to the limitations set forth in Sections 10.1 and 10.4, the failure of the Indemnified Person to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially and adversely prejudices the position of the Indemnifying Person with respect to such claim.

(b) The Indemnifying Person shall be, subject to the limitations set forth in this Section 10.5, entitled to assume control of and appoint lead counsel for such defense; provided, that the Indemnifying Persons shall not have the right to assume control of the defense of any Asserted Liability (i) to the extent that the object of such Asserted Liability is to obtain an injunction, restraining order, declaratory relief or other non-monetary relief against the Indemnified Person which, if successful, would materially adversely affect the business, operations, assets or financial condition of the Indemnified Person or (ii) if the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Persons and the Indemnifying Persons and the former shall have been advised in writing by counsel (with a copy to the Indemnifying Persons) that there are one or more legal or equitable defenses available to them that are different from or additional to those available to Indemnifying Persons; provided, further, that to exercise such rights the Indemnifying Person must give notice to the Indemnified Person within 30 days after receipt of any such Claims Notice whether it is assuming control of and appointing lead counsel for such defense. If the Indemnifying Person does not give such notice within such 30-day period, then the Indemnified Person shall have the right to assume control of the defense thereof at the cost and expense of the Indemnifying Person, subject to the limitations of liability and other limits set forth in Section 10.4.

(c) If the Indemnifying Person shall assume the control of the defense of the Asserted Liability in accordance with the provisions of this Section 10.5, (i) the Indemnifying Person shall obtain the prior written consent of the Indemnified Person (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted Liability if the settlement does not unconditionally release the Indemnified Person from all liabilities and obligations with respect to such Asserted Liability or the settlement imposes injunctive or other equitable relief against the Indemnified Person and (ii) the Indemnified Person shall be entitled to participate in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose. The fees, costs and expenses of any such separate counsel to the Indemnified Person pursuant to this Section 10.5 shall be paid by the Indemnified Person; provided, that the Indemnifying Person shall pay the fees, costs and expenses of such counsel if (i) the employment of separate counsel shall have been authorized in writing by the Indemnifying Person in connection with the defense of such Asserted Liability or (ii) the Indemnified Person’s legal counsel shall have advised the Indemnifying Person in writing, with a copy delivered to the Indemnifying Person, that a material conflict of interest exists that would make it inappropriate under applicable standards of professional conduct to have common counsel, subject to the limitations of liability and other limits set forth in Section 10.4.

(d) If the Indemnified Person shall assume the control of the defense of any Asserted Liability in accordance with the provisions of this Section 10.5, (i) the Indemnified Person shall obtain the prior written consent of the Indemnifying Person before entering into any settlement, compromise, admission or acknowledgement of the validity of such Asserted Liability and (ii) the Indemnifying Person shall be entitled to participate, at its cost and expense, in the defense of such Asserted Liability and to employ separate counsel of its choice for such purpose.

(e) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Asserted Liability and shall furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.

10.6 Direct Claims. In any case in which an Indemnified Person seeks indemnification hereunder that is not subject to Section 10.5 because no Asserted Liability is involved (a “direct action”), the Indemnified Person shall notify the Indemnifying Person in writing of any Losses that such Indemnified Person claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in Sections 10.1 and 10.4, the failure of the Indemnified Person to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially and adversely prejudices the position of the Indemnifying Person with respect to such claim.

10.7 Other Claims; Mitigation. In connection with any Losses for which an Indemnified Person may seek indemnification under this ARTICLE X, such Indemnified Person must first seek and pursue any available insurance coverage, and then use its commercially reasonable efforts to mitigate any of its Losses, including using commercially reasonable efforts to seek and pursue any Tax reduction or benefit or other claims against third parties that such Indemnified Person may have in respect of such Losses and if the Indemnified Person receives any such amounts subsequent to an indemnification payment by the Indemnifying Person (for which the indemnified Losses were not reduced by such amounts), then such Indemnified Person shall promptly reimburse the Indemnifying Person for any payment made or expense incurred by such Indemnifying Person in connection with providing such indemnification payment up to the above amounts so received by the Indemnified Person. In the event that an Indemnified Person shall fail to first seek and pursue any available insurance coverage or fail to take commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the Indemnifying Person shall not be required to indemnify such Indemnified Person(s) for any Loss that could reasonably be expected to have been avoided if such Indemnified Person(s) had made such efforts. Parent, the Surviving Corporation and the Company (or Representative, as the case may be) shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder.

ARTICLE XI

GENERAL PROVISIONS

11.1 Reasonable Efforts; Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm or record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

11.2 Fraud. The liability of any party under ARTICLE X will be in addition to, and not exclusive of, any other liability that such party may have at law or equity based on such party’s fraudulent acts or omissions, willful misconduct and intentional misrepresentation; provided, that, except as set forth in ARTICLE X, no party shall have liability for any other party’s fraudulent acts or omissions.

11.3 Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed by the parties hereto, provided, that no amendment shall be made which by Applicable Law requires further approval by a parties’ stockholders without such further approval.

11.4 Waiver of Compliance. Any failure of Parent, Merger Subsidiary or the Surviving Corporation, on the one hand, or the Company (prior to Closing), the Representative or the Securityholders, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver (including, if such waiver is after the Closing, the third-party beneficiaries set forth in Section 11.7), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure. No waiver by any party of its rights under any provision of this Agreement shall constitute a waiver of the party’s rights under such provisions at any other time or a waiver of the party’s rights under any other provision of this Agreement.

11.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Governmental Authority making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

11.6 Expenses and Obligations. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Agreement shall be borne solely and entirely by the party that has incurred such expenses; provided, however, that Parent and the Company shall equally share the payment of all filing fees and expenses relating to any filings made pursuant to any Antitrust Laws, including the HSR Act.

11.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns. Nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein. Notwithstanding the foregoing, from and after the Closing, (a) as may be applicable, each of ARTICLE II, Sections 3.2(g), 5.2, 5.3 and 5.4, ARTICLE X, this ARTICLE XI and ARTICLE XII are made for the benefit of (i) the Securityholders and (ii) any of the Company’s (A) directors and officers and (B) former directors and officers and (b) Section 6.2 is made for the benefit of the Securityholders, the Representative, Vinson & Elkins L.L.P. and DuBois, Bryant & Campbell, L.L.P. From and after the Closing, all of the Persons identified in clauses (a) and (b) in the immediately preceding sentence shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were parties to this Agreement.

11.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested), sent by facsimile or sent by Federal Express or other recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Parent or (after the Effective Time) the Surviving Corporation, to:

Myriad Genetics, Inc.

320 Wakara Way

Salt Lake City, Utah 84108

Attention:	Chief Executive Officer
General Counsel
Facsimile:	(801) 584-3640

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention:	Jonathan L. Kravetz
Scott A. Samuels
Facsimile:	(617) 542-2241

(b)	If to the Company, to:

Rules-Based Medicine, Inc.

3300 Duval Road

Austin, Texas 78759

Attention:    T. Craig Benson

Facsimile:     (512) 835-4687

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

The Terrace 7

2801 Via Fortuna, Suite 100

Austin, Texas 78746

Attention:    Christopher Schmitt

Facsimile:     (512) 236-3348

and

DuBois, Bryant & Campbell, L.L.P.

700 Lavaca, Suite 1300

Austin, Texas 78701

Attention:    Nick Fox

Facsimile:     (512) 457-8000

(c)	If to the Representative, to:

Mark Chandler, Ph.D.

c/o Biophysical Corporation

Chairman and Chief Executive Officer

10801-2 N. Mopac Expressway

Austin, Texas 78759

Facsimile:    (512) 623-4950

with a copy (which shall not constitute notice) to:

DuBois, Bryant & Campbell, L.L.P.

700 Lavaca, Suite 1300

Austin, Texas 78701

Attention:    Nick Fox

Facsimile:     (512) 457-8000

Any of the above addresses may be changed at any time by notice given as provided above; provided, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if transmitted by facsimile, three

Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

11.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission of signatures or transmission of scanned copies of signatures) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

11.10 Time. Time is of the essence in each and every provision of this Agreement.

11.11 Entire Agreement. This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder), the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the Confidentiality Agreement and the other Transaction Documents. There are no representations or warranties, agreements or covenants other than those expressly set forth in this Agreement, the Confidentiality Agreement and the other Transaction Documents.

11.12 Public Announcements. On or prior to the Closing, no party hereto shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Parent and the Company, except that any party may make any disclosure required by Applicable Law (including federal securities laws) if it determines in good faith that it is required to do so and, with respect to each such disclosure, provides the other parties with prior notice and a reasonable opportunity to review the disclosure. From and after the Closing, Parent shall not issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Representative (on behalf of the Stockholders), except that Parent may make any disclosure required by Applicable Law (including federal securities laws) if it determines in good faith that it is required to do so. From and after the Closing, the Representative shall not issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Parent.

11.13 Attorneys’ Fees. In any action or proceeding instituted by a party arising in whole or in part under, related to, based on, or in connection with, this Agreement or the subject matter hereof, the prevailing party shall be entitled to receive from the losing party reasonable attorney’s fees, costs and expenses incurred in connection therewith, including any appeals therefrom.

11.14 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto, whether by operation of law or otherwise. Any assignment in violation of the foregoing shall be null and void.

11.15 Rules of Construction.

(a) Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution and delivery of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b) The inclusion of any information in the Disclosure Schedules shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedules, that such information is required to be listed in the Disclosure Schedules or that such items are material to the Company, Parent or Merger Subsidiary, as the case may be. The headings, if any, of the individual sections of each of the Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Disclosure Schedules are arranged in sections corresponding to those contained in Sections 3.1 and 3.2 merely for convenience, and the disclosure of an item in one section of the Disclosure Schedules as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception to certain other representations or warranties to the extent that it is reasonably apparent from a reading of such disclosure item that it would also apply to such other representations or warranties, notwithstanding the presence or absence of an appropriate section of the Disclosure Schedules with respect to such other representations or warranties or an appropriate cross reference thereto.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Austin, Texas time.

(e) Notwithstanding anything contained in this Agreement to the contrary, except as otherwise expressly provided in this Agreement, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) the Merger consideration or any component thereof or calculation relating thereto, or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over- or under-counted for purposes of the transactions contemplated by this Agreement. The parties hereto further covenant and agree that if any provision of this Agreement requires an amount or calculation to be “determined in accordance with this Agreement and GAAP” (or words of similar import), then to the extent that the terms of this Agreement conflict with, or are inconsistent with, GAAP in connection with such determination, the terms of this Agreement shall control.

11.16 Affiliate Liability. Each of the following is herein referred to as a “Company Affiliate”: (a) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, stockholders or otherwise), and (b) any director, officer, employee, representative or agent of (i) the Company or (ii) any Person who controls the Company. Except to the extent that a Company Affiliate is an express party hereto or thereto, and except for the indemnification obligations set forth in (and as limited by) ARTICLE X or a Letter of Transmittal, no Company Affiliate shall have any liability or obligation to Parent of any nature whatsoever in connection with or under this Agreement, any of the Transaction Documents or the transactions contemplated herein or therein, and Parent hereby waives and releases all claims of any such liability and obligation.

11.17 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

11.18 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11.19 Consent to Jurisdiction; Venue.

(a) The parties hereto submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim may be heard and determined in such Delaware court or, to the extent permitted by law, in such Federal court. The parties hereto agree that a final judgment in any such claim shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any claim relating to this Agreement or any related matter against any other party or its assets or properties in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Delaware state or Federal court located in the State of Delaware and the defense of an inconvenient forum to the maintenance of such claim in any such court.

11.20 Specific Performance. Each party hereto recognizes that in the event that another party hereto should refuse to perform under the provisions of this Agreement or any other Transaction Document, monetary damages alone will not be adequate. Each party will therefore be entitled, in addition to any other remedies that may be available, including money damages, to seek an injunction or injunctions to prevent breaches of this Agreement and any other Transaction Document and to specific performance of the terms of this Agreement and any other Transaction Document. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

ARTICLE XII

THE REPRESENTATIVE

12.1 Authorization of Representative. By virtue of the approval of the Merger and the adoption of this Agreement by the Stockholders and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each of the Stockholders shall be deemed to have agreed to appoint the Representative, as its agent and attorney-in-fact, as the Representative for and on behalf of the Stockholders to give and receive notices and communications, to authorize payment to any Parent Indemnified Person from the Escrow Fund in satisfaction of Parent Indemnification Claims pursuant to Section 10.2, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Parent Indemnified Persons against any Stockholder or by any such Stockholder against any Parent Indemnified Persons or any dispute between any Parent Indemnified Persons and any such Stockholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (a) necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing or (b) specifically provided for by the terms of this Agreement or the Escrow Agreement. The Representative may resign or such agency may be changed by the Stockholders from time to time upon not less than 10 days prior written notice to Parent; provided, however, that the Representative may not be removed unless holders of a majority of the aggregate number of Outstanding Series A-1 Shares and Outstanding Common Shares immediately prior to the Effective Time agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Representative may be filled by the holders of a majority of the aggregate number of Outstanding Series A-1 Shares and Outstanding Common Shares immediately prior to the Effective Time. No bond shall be required of the Representative and the Representative shall not receive any compensation for its services other than pursuant to the terms of this Agreement. Notices or communications to or from the Representative shall constitute notice to or from the Stockholders. Each Stockholder hereby agrees to receive correspondence from the Representative.

12.2 Limitation on Liability; Indemnification. The Representative shall not be liable for any act done or omitted hereunder as Representative without gross negligence or bad faith. The Stockholders shall jointly and severally in accordance with their Indemnification Percentage (assuming for purposes determining each Stockholder’s Indemnification Percentage for purposes of this Section 12.2, that the Escrow Amount and the Representative Holdback Amount have been distributed in full to the Stockholders) indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties and obligations hereunder, including the reasonable fees and expenses of any legal counsel retained by the Representative (“Representative Expenses”). The Representative shall have the right to recover Representative Expenses from the Representative Holdback as such expenses arise and, to the extent that the Representative Holdback has been depleted, if then available after satisfaction of all Parent Indemnified Claims, the Representative shall have the right to recover Representative Expenses from the Escrow Amount prior to any distribution to the Stockholders, and prior to any such distribution, shall deliver to the Escrow Agent or Parent, as the case may be, a certificate setting forth the Representative Expenses actually incurred. A decision, act, consent or instruction of the Representative, including an amendment, extension or waiver of this Agreement pursuant to Sections 11.3 and 11.4, shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon the Stockholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of the Stockholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Representative.

12.3 Representative Holdback. The Representative shall hold the Representative Holdback for the purpose of (a) paying fees and satisfying direct expenses of the Representative incurred in connection with the discharge of its duties under this Agreement, including the costs and expenses incurred by the Representative in defending again any claim or liability in performing its duties on behalf of the Stockholders and (b) paying such amounts as contemplated by Sections 2.13(b), 4.11(a)(i) and 4.11(a)(iii), and, to the extent that the Representative Holdback has been depleted, if then available after satisfaction of all Parent Indemnified Claims, the Representative shall have the right to recover such amounts from the Escrow Amount prior to any distribution to the Stockholders, and prior to any such distribution, shall deliver to the Escrow Agent or Parent, as the case may be, a certificate setting forth the amounts actually incurred. If any of the Representative Holdback remains after the Representative has discharged its duties under this Agreement (the “Representative Holdback Surplus”), the Representative shall pay to each Stockholder an amount of the Representative Holdback Surplus in accordance with Section 2.11(c).

12.4 Information Rights. As soon as practicable following (a) the written request of a Stockholder, the Representative shall provide the Stockholders with information reasonably requested regarding the basis for any decision, act, consent or instruction of the Representative on behalf of the Stockholders and (b) the receipt by the Representative of any notices and other communications in accordance with Section 11.8, the Representative shall deliver a copy of such notice or other communications to the Stockholders (which delivery may be by email to email addresses provided to the Representative by the Stockholders).

Signature page follows.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed, all as of the date first written above.

COMPANY:	RULES-BASED MEDICINE, INC.

	By:	/s/ T. Craig Benson
	Name:	T. Craig Benson
	Title:	President and Chief Executive Officer

PARENT:	MYRIAD GENETICS, INC.

	By:	/s/ Peter D. Meldrum
	Name:	Peter D. Meldrum
	Title:	President and Chief Executive Officer

MERGER SUBSIDIARY:	MYRIAD RBM, INC.

	By:	/s/ Peter D. Meldrum
	Name:	Peter D. Meldrum
	Title:	President

REPRESENTATIVE:	/s/ Mark Chandler
Mark Chandler, Ph.D., solely in his capacity as
the Representative